As filed with the Securities and Exchange Commission on August 17, 2007

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA AGRITECH, INC.
(Name of issuer in its charter)

Delaware	2870	75-2955368
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road,
Chaoyang District, Beijing, China 100020
(86)10-58702123
(Address and telephone number of principal executive offices and principal place of business)
____________________________

Yu Chang Lijun Peng A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road, Chaoyang District, Beijing, China 100020 (86)10-58702123	Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1) (3)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value(4)	10,084,668	$2.575	$29,121,187.43	$797.23
Common stock, $0.001 par value(5)	388,920	$2.70	$1,050,084	$32.24
Total	10,473,588			$829.47	(3)

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on August 16, 2007.
(3) Represents shares of the Registrant's common stock being registered for resale that have been issued to or are held by the selling stockholders named in this registration statement.
(4) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(5) Represents shares of common stock issuable upon exercise of five-year warrants to purchase shares of common stock held by the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated August 17, 2007

CHINA AGRITECH, INC.
10,473,588 Shares of Common Stock

This prospectus relates to 10,473,588 shares of common stock of China Agritech, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, consisting of 10,084,668 shares of common stock; and 388,920 shares of common stock issuable upon exercise of five-year warrants owned by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of any shares by the selling stockholders, but we will receive up to $2.70 per common share from the exercise of warrants held by selling stockholders if and when those warrants are exercised, which will result in proceeds to us of approximately $1.1 million if all warrants are exercised.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "CAGC.OB." The closing bid price for our common stock on August 16, 2007 was $2.45 per share, as reported on the OTC Bulletin Board.

The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is         , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASE OF EQUITY SECURITIES	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	24
BUSINESS	35
LEGAL PROCEEDINGS	41
MANAGEMENT	41
EXECUTIVE COMPENSATION	43
DESCRIPTION OF PROPERTY	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
SELLING SECURITY HOLDERS	47
DESCRIPTION OF SECURITIES	53
SHARES ELIGIBLE FOR FUTURE SALE	55
PLAN OF DISTRIBUTION	56
LEGAL MATTERS	58
EXPERTS	58
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	58
WHERE YOU CAN FIND ADDITIONAL INFORMATION	58
FINANCIAL STATEMENT AND FINANCIAL DATA	59

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

The Company

Our Business

China Agritech is a holding company whose direct and indirect subsidiaries manufacture and sell organic liquid compound fertilizers and related agricultural products. Our business operations are primarily conducted through our China-based subsidiaries, Anhui Agritech, Beijing Agritech and Pacific Dragon. Our revenues are derived primarily from the sale of our organic fertilizer products and related agricultural products to our customers.

Our main products include “LvLingBao III,” “LvLingBao IV,” “Tailong I,” and “Green Vitality” and other customized, crop specific fertilizers that are tailored to our customers' specific requirements.  Our products promote crop growth and development and can be applied on a widespread basis via spraying by machine or aircraft.

China is the principal market for our fertilizer products, which are primarily sold to farmers in 12 provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. Our annual fertilizer production capacity in 2006 was approximately 9,000 metric tons and our 2007 capacity is expected to be 13,000 metric tons.

Our sales revenue increased from $25.3 million in 2005 to $29.5 million in 2006 and our net income increased from $3.7 million in 2005 to $5.3 million in 2006. Our sales revenue decreased 3.6 % from $10.2 million in the six months ended June 30, 2006 to $9.9 million in the same period in 2007, and our net income grew 45% from $3.1 million in the six months ended June 30, 2006 to $4.5 million in the same period in 2007.

Our Industry

In China, the total output of fertilizer in 2005 reached 48.3 million metric tons, which was the one third of the world’s output. China is the principal market for our organic liquid compound fertilizers and related agricultural products. It is anticipated that the total demand of fertilizer will exceed to 50 million metric ton by the year 2015. As a subset of the broader fertilizer market, the use of compound fertilizers in China has likewise increased, from 1,796,000 tons in 1985 to 13,032,000 in 2005, an increase rate of 5.8% from 2001 to 2002, 6.7% from 2002 to 2003, and 8% increase in 2004 and 2005 (Source: 2006 China statistics Yearbook). It is expected that the total demand of organic fertilizer will reach to about 25 million metric ton by the year 2015.

The large size and high growth rate of the Chinese fertilizer market, particularly the environmentally friendly organic fertilizer market, can be attributed to several factors, including China’s large population, significant farming and agricultural activities, government incentives and environmental concerns. Future growth in the fertilizer market is expected to be due largely to the projected growth in the use of fertilizer products and a continuation of the high level of farming and agricultural activities.

Our Competitive Strengths

We believe that our competitive strength include our strong market position, recognized and certified product offerings, established distribution networks, efficient infrastructure and broad customer base. These attribute enable us to compete effectively in the fertilizer market in China.

Our Strategy

We believe that our strong competitive position, our ability to meet customer demands and our well regarded product offerings will enable us to benefit from the anticipated growth in China’s fertilizer market. We are committed to enhancing our sales, profitability and cash flows by capitalizing on our brand reputation to increase sales of new and existing products, by expanding our domestic operations, by enhancing brand awareness and increasing sales into select foreign markets.

Our Challenges

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous challenges and risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	any failure to expand our operations and production capacity sufficiently to meet our customers’ demands;
•	any inability to effectively manage rapid growth and accurately project market demand for our products;
•	risks associated with future investments or acquisitions; any loss of key members of our senior management;
•	loss of any skilled personnel or any failure to continue to attract skilled personnel in the future;
•	any failure to protect the proprietary formula and manufacturing processes for out concentrated organic liquid compound fertilizer;
•	potential product liability claims arising from fertilizer products;
•	failure to renew our fertilizer registration certificate;
•	unexpected changes to China’s political or economic situation or legal environment;
•	failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by our PRC resident stockholders; and
•	determination of the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency that CSRC approval is required in connection with this offering

You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

Our corporate name is China Agritech, Inc. We were originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Since then, we have changed our business model several times. We had no active operations during the period from 1986 until February 2005, when we completed a reverse acquisition transaction with, China Tailong Holdings Company Limited, a Hong Kong Corporation, which is the holding company for Pacific Dragon, one of our operating companies.

In addition to Pacific Dragon, we conduct business operations through two other PRC based operating companies: Anhui Agritech and Beijing Agritech. See “Our Corporate Structure and History.”

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our principal executive office in China is A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road, Chaoyang District, Beijing, China 100020. Our telephone number is (86)10-58702123. We maintain a website at http://www.chinaagritechinc.com that contains information about us, but that information is not part of this prospectus.

Recent Developments

On July 5, 2007, we completed a private placement transaction whereby we sold 5,556,000 shares of our common stock to 20 investors for approximately $15 million. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

Conventions

In this prospectus, unless indicated otherwise, references to:

•	“China Agritech,” “the Company,” “we,” “us” or “our” refer to the combined business of all of the entities that form our consolidated business enterprise but do not include the selling stockholders

•	“Tailong” refers to “China Tailong Holdings Company Limited” which is our wholly-owned subsidiary

•	“Anhui Agritech” refers to “Anhui Agritech Development Co. Ltd.” which is our wholly-owned subsidiary

•	“Beijing Agritech” refers to “Beijing Agritech Fertilizer Co. Ltd.”, which is our indirect, wholly-owned subsidiary.

•	“Pacific Dragon” refers to “Pacific Dragon Fertilizers Co., Ltd., which is our 90%-owned subsidiary.

•	“CAI Investments” refers to “CAI Investments, Inc.”, our direct wholly-owned subsidiary.

•	“Securities Act” refers to the Securities Act of 1933 and “Exchange Act” refers to the Securities Exchange Act of 1934;

•	“China,” “Chinese” and “PRC” refer to the People’s Republic of China;

•	“RMB” refers to Renminbi, the legal currency of China; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

The Offering

Common stock offered by selling	10,473,588 shares. This number represents 47.36% of
Stockholders	our current outstanding stock (1)

Common stock outstanding before the offering	24,699,615 shares.

Common stock outstanding after the offering	24,699,615 shares.

Proceeds to us	We will not receive proceeds from the resale of shares
by the Selling Stockholders, but we may receive proceeds of up to $1,050,084 from the exercise of warrants.

(1) Based on 24,699,615 shares of common stock outstanding as of July 19, 2007.

This registration statement registers common stock of the Company issued in connection with four separate private placement financing transactions which occurred in February, 2005, June, 2005, January, 2006 and July, 2007. Each private placement was a separate transaction and the securities are being registered in a single registration statement solely for the convenience of the Company and the selling stockholders.

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated income statement information for the years ended December 31, 2006, 2005 and 2004 and the balance sheet information as of December 31, 2006 and 2005, were derived from our audited financial statements included in this prospectus. We derived our summary historical consolidated financial data as of June 30, 2007 and 2006 and for the six months ended June 30, 2007 and 2006 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments that our management considers necessary for a fair presentation of our financial position and operating results for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

	For the Period Ended June 30,		For the Years Ended in December 31,
	2007	2006	2006	2005	2004
Income Statement Data:
Net revenue	$18,478,632	$15,920,790	29,525,577	$25,335,316	$15,850,044
Cost of revenue	(8,216,104)	(7,717,767)	(14,161,358)	(12,848,958)	(8,153,463)
Total operating expenses	(2,416,943)	(2,370,972)	(4,999,008)	(5,005,673)	(1,961,774)
Income from operations	7,845,585	5,832,051	10,365,211	7,480,685	5,734,807
Provision for income taxes	(2,804,192)	(2,250,335)	(4,248,144)	(3,173,533)	(1,982,252)
Net income	4,519,271	3,102,130	5,349,338	3,675,879	3,753,373
Basic and diluted weighted average shares outstanding	19,143,615	18,343,615	18,735,944	13,945,937	13,435,143
Basic and diluted earnings per share	$0.24	0.17	0.29	0.26	$0.28

	June 30, 2007	June 30, 2006	2006	2005	2004
Balance sheet data:
Cash and cash equivalents	$4,768,011	8,410,408	6,430,009	255,831	$38,065
Working capital	31,486,049	24,390,819	26,502,571	10,230,715	4,249,437
Total assets	38,940,118	28,701,662	31,026,914	12,646,305	7,582,971
Total current liabilities	3,953,436	2,631,311	2,010,220	1,350,444	2,205,082
Long term liabilities	-	-	-	-	-
Total liabilities	3,953,436	2,631,311	2,010,220	1,350,444	2,205,082
Total stockholders' equity	32,208,088	26,856,119	26,856,119	10,057,951	5,377,882

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

If we fail to effectively expand our operations and capacity to satisfy demand for our fertilizer products, our results of operations and business prospects could be impaired.

Our future success depends on our ability to expand our business to address the growth in demand for our fertilizer products. We recently completed construction of our Anhui Agritech and Beijing Agritech manufacturing lines as well as the factories in Chongqing and Xinjiang which became operational in July, 2006 and September, 2006, March, 2007, and June, 2007 respectively, resulting in overall annual fertilizer production capacity of approximately 13,000 metric tons. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•	the availability of additional funding to build manufacturing facilities and purchase raw materials on favorable terms or at all;
•	our management and minimization of delays and cost overruns caused by problems with our suppliers of raw materials and third-party vendors; and
•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all.

Our failure to effectively expand our manufacturing capacity will harm our operating results and our business prospects.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

If we fail to accurately project market demand for our products, our business expansion plan could be jeopardized and our financial condition and results of operations will suffer.

We plan to increase our annual manufacturing capacity of our fertilizer products to meet an expected increase in demand for our products. We anticipate that our annual production capacity of our organic fertilizer products will be approximately 13,000 metric tons for the 2007 fiscal year. Our decision to increase our production capacity was based primarily on our projected increases in our sales volume and growth in the size of the fertilizer market in China. If actual customer orders are less than our projected market demand, we will likely suffer overcapacity problems, may have to leave capacity idle and may accumulate substantial inventories of our fertilizer products, which may reduce our overall profitability and hurt our financial condition and results of operations.

Our business will be harmed if our major distributors reduce their orders or discontinue doing business with us.

For the year ended December 31, 2006, we sold approximately 34.2% of our fertilizer products through ten major distributors, including Liaoning Shenyang Military District Subsidiary Farm, Xinjiang Construction Military Group and Heilongjiang Qiqihaer Agricultural Department. We anticipate that a similar percentage of our products will be sold through some of these and other distributors in 2007. If some or all of these distributors reduce their orders or discontinue doing business with us, we could have difficulties finding new distributors to distribute our products and our revenues and net income could in turn decline considerably. Our reliance on these major distributors could also affect our bargaining power in getting favorable prices for our products. In addition, untimely payment and/or failure to pay by these major distributors would negatively affect our cash flow.

We depend heavily on Mr. Yu Chang, our CEO, President, Secretary and director, and without his services our prospects would be severely limited.

Our future business and results of operations depend in significant part upon the continuing contribution of Mr. Yu Chang, our CEO, President, Secretary and director. Mr. Chang has extensive experience in the liquid compound fertilizer industry and is directly involved in all of our business operations. Mr. Chang has a 3-year employment agreement with our subsidiary, Pacific Dragon, which expires on January 5, 2008. There can be no assurance that we will be able to retain Mr. Chang after the expiration of his employment agreement. If Mr. Chang ceases to be employed by us, we may have difficulty finding a suitable replacement with equal leadership and industry experience, and our business would suffer.

We face risks associated with future investments or acquisitions.

An important element of our growth strategy is to invest in or acquire businesses that will enable us, among other things, to expand the fertilizer products we offer to our existing target customer base, lower our costs for raw materials and components and capitalize on opportunities to expand into new markets. During the past 12 months, we expanded our operations through our recently formed Anhui Agritech and Beijing Agritech operating subsidiaries which we expect to contribute to our future growth. Anhui Agritech operates our facility in the Anhui province and manufactures and sells our fertilizer products to customers in the Anhui, Hubei, and Henan provinces of China. Beijing Agritech supervises our Beijing operation, which serves as a research and development center and our primary syrup production center and converting factory.

In the future, we may be unable to effectively integrate Anhui Agritech and Beijing Agritech into our overall operations and may not identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction. Integrating an acquired business is distracting and time consuming, as well as a potentially expensive process. The successful integration of our Anhui Agritech and Beijing Agritech operations and any other newly established or acquired businesses require us to:

•	integrate and retain key management, sales, research and development, production and other personnel;
•	incorporate the newly developed products or additional capabilities into our offerings from an product development, sales and marketing perspective;
•	coordinate research and development efforts;
•	integrate and support pre-existing supplier, distribution and customer relationships; and
•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

We may be unsuccessful in effectively performing these tasks. Geographic distance between business operations, the compatibility of the technologies and operations being integrated also present significant challenges.

We depend heavily on skilled personnel, and any loss of such personnel, or the failure to continue to attract such personnel in the future, could harm our business.

The agricultural chemicals business is specialized and requires the employment of personnel with significant scientific and operational experience in the industry. Accordingly, we must attract, recruit and retain a sizeable workforce of technically and scientifically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional management and other key personnel that have the necessary scientific, technical and operational skills and experience with the fertilizer industry. These individuals are difficult to find in the PRC and we may not be able to retain such skilled employees.

Any disruption of the operations in our factories would damage our business.

All of our fertilizer products are currently manufactured in our factories in Harbin, Beijing, and Anhui China. We currently maintain insurance covering only our leased factories. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

We currently rely on a small number of third parties to supply the key raw materials we use to produce our products.

Our business depends upon the availability of key raw materials, including humic acid, nitrogen, phosphorus, kalium, and other supplementary material. We rely on only a few external suppliers for these raw materials. In fiscal year 2006, we purchased approximately 14.8% of our humic acid from Inner-Mongolia Humic Acid Factory, approximately 33.8% of our Nitrogen, phosphorus and kalium from Beijing Zhongxin Chemical Technology Development Co., and approximately 27.1% of our other supplementary material from Shenzhen Hongchou Technology Company. For the 2007 fiscal year, we expect that our raw materials suppliers will be substantially similar to past years and the amount of raw materials will increase commensurate with the increase in the demand of our fertilizer products. We have entered into written agreements with all of these suppliers. If any of our major suppliers were to default or become unable to deliver the raw materials in sufficient quantities, we may be unable to purchase these raw materials from alternative sources on the same or similar terms, which could result in a significant increase in our operating costs. In addition, any disruption in the supply of our raw materials could cause delay in the delivery of our products which would be harmful to our sales reputation and business.

If we cannot protect the proprietary formula and manufacturing processes for our concentrated organic liquid compound fertilizer it could increase our competition and cause our operating results to suffer.

Our success will depend in part on our ability to protect our proprietary formula and manufacturing process for highly concentrated organic liquid compound fertilizer products. We rely on trade secrets to protect our proprietary formulas and manufacturing processes. We have not applied for patents for our technology and formulas as we believe an application for such patents would result in public knowledge of our proprietary technology and formulas and could lead competitors to attempt to copy our products, thereby increasing competition. This could in turn result in a decrease of our market share and hurt our operating results. Our subsidiary Pacific Dragon has entered into a license agreement with Mr. Yu Chang, our Chairman CEO and President, under which Mr. Chang granted us an exclusive license to use his know-how in manufacturing organic liquid compound fertilizer on a royalty-free basis. Under the license agreement, Mr. Chang has the obligation to maintain the confidentiality of this technology and is prohibited from licensing this technology to any third party or using the technology for his own benefit. In addition, only certain of our key executives have knowledge of our proprietary technology and formulas.

Despite these precautions, the legal regime protecting intellectual property rights in China is weak. If we are not able to enforce our licensing agreement with Mr. Chang, and fully protect our proprietary trade secrets, if our employees unintentionally or willfully disclose our confidential technology to competitors, or if our competitors independently develop similar or superior products, we may lose any competitive advantage that we currently have. If we are forced to take legal action to protect our proprietary formula and processes, we will incur significant expense and further could not guarantee a favorable outcome.

In addition, our competitors may counterfeit our products and use our trademark. These counterfeit products could damage our reputation and create confusion for our customers.

Certain of our officers and directors' associations with other business enterprises could impede their ability to devote ample time to our business and could pose conflicts of interest.

Mr. Yu Chang, our CEO, President, Secretary and director, and Ms. Xiaorong Teng, our Chief Operating Officer, serve as the chairman and a director, respectively, of Yinlong Industrial Co. Ltd. These existing responsibilities to another entity could limit the amount of time they can spend on our affairs. Mr. Chang currently spends about 90% of his time on our affairs and about 10% of his time on the affairs of Yinlong. Ms. Teng currently spends about 95% of her time on our affairs and about 5% of her time on the affairs of Yinlong. In addition, in carrying out their responsibilities for both us and Yinlong, Mr. Chang and Ms. Teng could face conflicts of interest from time to time. We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We are subject to these requirements. We can provide no assurance that we will be able to comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

We may need to raise additional capital in the foreseeable future and may not be able to do so on terms favorable to us or you or at all.

Part of our strategy involves increasing our fertilizer production capacity by constructing additional manufacturing facilities and making strategic investments and acquisitions which require significant capital resources. As of June 30, 2007, we had approximately $4.79 million in cash with approximately $18,000 in restricted cash. Based on current reserves and anticipated cash flow from our operations, we anticipate that the available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next twelve months. If we decide to expand our business operations more broadly than currently anticipated or if cash flows from operations are inadequate for our capital needs, we may seek to satisfy our future capital requirements from the sale of our securities in public or private offerings, or through loans from financial institutions or our controlling stockholders. Adequate funds may not be available when needed or on terms satisfactory to us. A lack of funds also may cause us to delay, reduce and/or abandon certain or all aspects of our organic liquid compound fertilizer product research and development programs, close facilities and/or lay-off employees which, in turn, will likely result in decreased sales and profits.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and our stockholders may experience additional dilution. In addition, such equity or convertible debt securities may have rights, preferences and privileges senior to those of our common stock. This may reduce a stockholder's return on investment or cause a complete loss in the investment.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than the direct and indirect ownership of our subsidiaries Pacific Dragon, Anhui Agritech and Beijing Agritech. We have no current intention of paying dividends. As a holding company, if we decide to pay dividends in the future our ability to do so will depend upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. Our operating subsidiaries may be subject to restrictions on their ability to make distributions to us due to Chinese law, restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will not receive any dividends and will be unable to pay any dividends to our stockholders.

Risks Related To Our Industry

Our operating results will suffer if the price of raw materials increases and we cannot pass the increased cost through to our customers.

The primary raw materials included in our products are humic acid, nitrogen, phosphorus, kalium and other supplementary material. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. Our operating results may be seriously harmed if we are unable to pass any raw material price increases through to our customers.

The fertilizer products that we manufacture pose safety risks and could expose us to product liability claims.

Defects in, or unknown harmful effects caused by, organic and inorganic chemical and elements in our products could subject us to potential product liability claims that our products cause some harm to the human body or to property. Although we have adopted safety measures in our research, development and manufacturing processes, accidents may still occur. Any accident, either at the manufacturing phase or during the use of our products, may subject us to significant liabilities to persons harmed by these products. We have obtained product liability insurance to cover claims from personal injuries or property damage caused by our products for the period from July 11, 2006 to July 10, 2007. We have been working to have the product liability insurance renewed, but have not renewed it as of this time. Our insurance coverage which expired on July 10, 2007 was limited to approximately $500,000 (RMB 4,000,000) and may not have been sufficient to cover potential claims. A successful claim against us that is in excess of our insurance coverage could significantly harm our business and financial condition. Public perception that our products are not safe, whether justified or not, could impair our reputation, involve us in litigation, damage our brand names and our business. As of the filing of this Report, no product liability claim has ever been brought against us.

If we cannot renew our fertilizer registration certificate, which expires in December, 2007, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All fertilizers produced in China must be registered with the PRC Ministry of Agriculture. No fertilizer can be manufactured without such registration. There are two kinds of registrations: interim registration and formal registration. The interim registration is valid for one year and applies to fertilizers in the stages of in-the-field testing and test selling. Fertilizers that have completed in-the-field testing and test selling must obtain formal registration, which is valid for five years, and thereafter must be renewed each five years. We have obtained a Formal Fertilizer Registration Certificate covering all of our fertilizer products from the PRC Ministry of Agriculture. Such certificate was issued on September 3, 2002 and will expire in December, 2007. We have pursued renewal application of this certificate since June, 2007 and we expect to complete the renewal process before the expiration date.

Our belief is that the PRC Ministry of Agriculture generally will grant an application for renewal in the absence of illegal activity by the applicant. However, there is no guarantee that the PRC Ministry of Agriculture will grant renewal of our Formal Fertilizer Registration Certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China which will cause the termination of our commercial operations.

Adverse weather conditions could reduce demand for fertilizer products.

The demand for our organic fertilizer products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary at all. If any natural disasters, such as flood, drought, hail, tornado or earthquake, occur, demands for our products will be reduced. In addition, in some cases, we allow our distributors to purchase our products partially on credit. The distributors, in turn, may sell the fertilizer to farmers on credit. If any natural disaster occurs, reduced crop yields may cause farmers to default on their payments which could harm our cash flow and results of operations.

Competition in the fertilizer industry in China and elsewhere is intense.

We compete with approximately 300 small-sized, local Chinese fertilizer manufacturers. The number of these small companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and established local distribution channels within a small region. Furthermore, we face competition from large domestic and international fertilizer producers and traders who import fertilizers into China such as Guangxi Beihai Penshibao Co., Ltd (www.psb.com.cn), Henan Luo Xiaowang Group (www.luoxiaowang.com), and Shangdong Tianda 2116 (www.2116.cn). Our major international competitors are Phosyn from the UK (www.cuikang.com/news/), Shi Ma (Chinese translation) part of BASF of Germany, Kemira GrowHow Oyj from Finland, and Leffingwell from the USA. These imported products range from fertilizers with single chemical elements, such as urea, phosphate and potash, to standard nitrogen phosphate, potassium compound fertilizers. The quality of the imported products is generally higher and more stable than fertilizers produced in China. While our resources may not be as great as our larger competitors, we believe our product quality, sales network, brand recognition and sales network are superior.

We will face greater competition as a result of the opening of the Chinese fertilizer market.

Historically, imported fertilizers have been subject to tariffs, duties and quota imposed by the Chinese government. In connection with China's entry into the World Trade Organization, based on the WTO commitment, the Chinese government started to allow foreign companies to sell and distribute fertilizers beginning in December 2006. As the Chinese fertilizer market starts to gain more market participants, we will face increased competition which may create pricing, supply and demand constraints and cause our profit margins to suffer.

Risks Related To Doing Business In China

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;
•	the early stage of development of the market-oriented sector of the economy;
•	the rapid growth rate;
•	the higher level of control over foreign exchange; and
•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources by controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways. While these measures may benefit the overall PRC economy, they may also have a negative effect on us, especially if such measures create an unfriendly environment for businesses in the agricultural sector of the economy.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in China, primarily Pacific Dragon, Anhui Agritech and Beijing Agritech. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.

For example, while contractual disputes occurs, the arbitration will be brought to the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law.  For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems.  These uncertainties may impede our ability to enforce the terms of the contracts that we may enter into with our business partners.  Any inability to enforce agreement or an award thereunder could materially and adversely affect our business and operation.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which has acquired the equity interest of PRC domestic entities in cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

Our ability to operate in China may be harmed by changes in Chinese laws and regulations

If the PRC government changes laws to which we are subject, particularly laws relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters our business could be harmed. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Our business will suffer if we lose our land use rights.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be obtained from the government for a period up to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We have received the necessary land use right certificate for our primary operating facilities, but we can give no assurance that our land use rights will be renewed on terms favorable to us or renewed at all.

Accounting laws in China mandate accounting practices which may not be consistent with U.S. generally accepted accounting principles and therefore our financials and their interpretation involve uncertainties.

The PRC accounting laws require an annual "statutory audit" to be performed in accordance with PRC accounting standards and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. These Chinese accounting practices which may not be consistent with U.S. generally accepted accounting principles, or GAAP. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a wholly foreign-owned enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities. Noncompliance with such requirements may cause revocation of our business license. The translation of the financial statements from the requirements of the PRC to U.S. GAAP, requires interpretation and exercise of judgment.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could hurt our business and the value of our stock.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and the Renminbi and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Risks Related To Our Common Stock

The market price for our common stock may be volatile which could result in a complete loss of your investment.

Our stock is not widely traded or traded in great volume so the market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	announcements of new products by us or our competitors;
•	changes in financial estimates by securities analysts;
•	conditions in the fertilizer market;
•	changes in the economic performance or market valuations of other companies involved in fertilizer production;
•	announcements by our competitors of significant acquisitions;
•	additions or departures of key personnel; and
•	potential litigation.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Our Chairman, Chief Executive Officer and President, Mr. Yu Chang is the beneficial owner of approximately 44.06% of our outstanding common stock. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. This might result in limitations on, or a decrease in the price of, our common stock.

Our common stock is quoted on the OTC bulletin board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board under the symbol "CAGC.OB." The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of August 16, 2007, the closing bid and asked prices for our common stock were $2.45 and $2.70 per share and, therefore, it is designated a "penny stock." Although since February 3, 2005, we have met the net worth exemption from the "penny stock" definition, no assurance can be given that such exemption will be maintained. As a "penny stock," our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the "Penny Stock Rule." This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

Unless exempt, for any transaction involving a penny stock, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in the penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words "anticipates," "believes," "estimates," "expects," "plans," "projects," "targets" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified above. Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock. Because we issue penny stock, the safe harbor for forward-looking statements does not apply to us.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol "CAGC.OB." The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low quotations for the first quarter of 2004 and second quarter of 2005 have been adjusted for the above mentioned 1-for-5.6 reverse stock split and 1-for-1.14 forward stock split, respectively.

Period Ended June 30, 2007	High	Low
1st Quarter (January 1, 2007 to March 31, 2007)	$4.00	$1.55
2nd Quarter (April 1, 2007 to June 30, 2007)	3.80	2.90
3rd Quarter (July 1, 2007 to August 16, 2007)	3.81	2.84

Year Ended December 31, 2006	High	Low
1st Quarter (January 1, 2006 to March 31, 2006)	$4.15	$2.90
2nd Quarter (April 1, 2006 to June 30, 2006)	$5.00	$3.20
3rd Quarter (July 1, 2006 to September 30, 2006)	$4.00	$2.35
4th Quarter (October 1, 2006 to December 31, 2006)	$3.50	$3.00

Year Ended December 31, 2005	High	Low
1st Quarter (January 1, 2005 to March 31, 2005)	$18.42	$0.09
2nd Quarter (April 1, 2005 to June 30, 2005)	$3.60	$1.67
3rd Quarter (July 1, 2005 to September 30, 2005)	$4.50	$2.05
4th Quarter (October 1, 2005 to December 31, 2005)	$4.30	$2.40

On August 16, 2007, the closing price of our common stock on the OTCBB was $2.59.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Approximate Number of Holders of Our Common Stock

As of August 16, 2007, we had approximately 993 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDEND POLICY

Our Board of Directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

Our net tangible book value as of June 30, 2007 was $1.68 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of income and comprehensive income data for the years ended December 31, 2004, 2005 and 2006 and the selected balance sheet data as of December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the year ended December 31, 2003 is derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data for the year ended December 31, 2002 is derived from our unaudited consolidated financial statements not included in this prospectus. We derived our selected historical consolidated financial data as of June 30, 2006 and June 30, 2007 and for the three months ended June 30, 2006 and June 30, 2007 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(All amounts in thousands of U.S. dollars)

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
						(unaudited)	(unaudited)
Revenue
Sales	$18,479	$15,920	$29,526	$25,335	$15,850	$14,095	$11,166
Cost of sales	(8,216)	(7,718)	(14,161)	(12,849)	(8,153)	(8,162)	(5,460)
Gross profit	10,262	8,203	15,364	12,486	7,697	5,933	5,706

Expenses
General and administrative expenses	(1,012)	(1,209)	(2,015)	(2,633)	(518)	2,086	1,932
Selling expenses	(1,405)	(1,162)	(2,984)	(2,372)	(1,444)	2,031	1,645

Total Expenses	(2,416)	(2,370)	(4,999)	(5,006)	(1,962)	4,117	3,557

Income from Operations	7,846	5,832	10,365	7,481	5,735	-	-
Other Income (Expense)	32	(32)	99	-	-	17	1
Finance costs	(2)	10	(4)	0	0	(108)	(154)

Income before income taxes and minority interests	7,876	5,810	10,460	7,480	5,735	2,043	1,976
Income taxes	(2,804)	(2,250)	(4,248)	(3,174)	(1,982)	(352)	(136)
Minority interests	552	457	(863)	(631)	-	20	0
Foreign Currency Translation Gains	832	140	373	229	-	-	-

Net income	4,519	3,102	5,349	3,676	3,753	1,711	1,840

Earnings per share: basic and diluted	0.24	0.17	0.29	0.26	0.28	-	-

Weighted average number of shares
outstanding: basic and diluted	19,144	18,344	18,736	13,946	13,435	1,605	1,605

Cash flow data:
Net cash flows provided by (used in) operating activities	$(827)	$(2,359)	$(3,337)	$163	$1,132	$3,118	$(4,453)
Net cash provided by (used in) investing activities	(1,072)	(657)	(1,367)	(283)	(12)	(2,920)	456
Net cash provided by (used in) financing activities	-	11,080	11,028	323	(1,093)	(188)	(2)

	Period ended June 30	As of December 31,
	2007	2006	2005	2004	2003	2002
					(unaudited)	(unaudited)
Balance sheet data:
Cash and cash equivalents	4,768	$6,430	$256	$0.38	$0.10	$0.752

Working capital	31,486	26,502	10,230	4,249	3,679	2,863
Total assets	38,940	31,026	12,646	7,582	7,299	4,372
Total current liabilities	3,953	2,010	1,350	2,205	2,364	1,374
Long term liabilities	-	-	-	-	-	68
Total liabilities	3,953	2,010	1,350	2,205	2,364	1,443
Total stockholders' equity	32,208	26,856	10,057	5,377	4,935	2,028

Selected Quarterly Financial Information

The following table sets forth certain unaudited financial information for us for each of the ten quarters ended June 30, 2007. The consolidated financial statements for each of these quarters have been prepared on the same basis as the audited consolidated financial statements included in this prospectus and, in the opinion of our management, include all adjustments necessary for the fair presentation of the results of operations for these periods. You should read this information together with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended (amounts in thousand of U.S. Dollars, except percentages)

	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006

	Amount	Amount	Amount	Amount	Amount
	USD	USD	USD	USD	USD

Net Revenues	$4,985	$10,185	$5,760	$4,405	$5,685
Gross profit	2,618	4,643	2,563	2,662	2,820
Net income	222	1,849	525	1,079	1,014
Net income per common share: Basic and diluted	0.02	0.13	0.04	0.08	0.05

	Three Months Ended (amounts in thousand of U.S. Dollars, except percentages)

	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007

	Amount	Amount	Amount	Amount	Amount
	USD	USD	USD	USD	USD

Net Revenues	$10,235	$7,602	$6,004	$8,611	$9,867
Gross profit	5,383	4,012	3,149	4,510	5,752
Net income	2,088	1,108	1,139	1,885	2,634
Net income per common share: Basic and diluted	0.11	0.06	0.06	0.10	0.14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

China Agritech is a Delaware holding company whose China-based operating subsidiaries, Pacific Dragon, Anhui Agritech and Beijing Agritech, develop, manufacture and sell fertilizer product, particularly organic liquid compound fertilizer products in China. We have been producing fertilizer products since in China since 1994. We have experienced growth in our sales revenue due to increasing demand for our fertilizer products, broadening of our customer base, and an expansion of our production capacity and product offerings.

Our main products include “LvLingBao III,” “LvLingBao IV,” “Tailong I”, “Green Vitality” and other customized, crop specific fertilizers that are tailored to our customers' specific requirements. China is the principal market for our fertilizer products, which are primarily sold to farmers in twelve provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou.

To capitalize on the increased demand for our products and geographic expansion of our sales throughout China, we recently organized two new operating subsidiaries: Anhui Agritech and Beijing Agritech. Anhui Agritech operates our facility in the Anhui province and manufactures and sells our fertilizer products to customers in the Anhui, Hubei, and Henan provinces of China. Our Beijing Agritech facility is our primary research and development center syrup production center and converting factory.

As of June 30, 2007, we had 305 employees working at our Harbin, Beijing, Anhui, Chongqing, and Xinjiang facilities, which have an annual production capacity of approximately 13,000 metric tons of organic liquid compound fertilizers.

We plan to expand our product mix by offering organic granular fertilizer to our product lines and expect to begin construction of a granular fertilizer line in each of its new factories, located in Hebei, Anhui, Chongqing and Xinjiang.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Growth and evolution of China’s fertilizer industry.    The fertilizer industry in China is in the process of rapid and continuous development. China is the largest producer, importer and consumer of fertilizers in the world. The total consumption of fertilizers in China in 2005 amounted to approximately RMB 120-160 billion (or approximate $ 155.8-207.8 million), according to China Statistical yearbook 2006. The total consumption of fertilizers is expected to exceed 50 million metric tons by the year of 2015. We believe this growth trend will favorably influence the demand for our fertilizer products.

PRC regulations promoting the growth of the fertilizer industry. Management believes that the Chinese government, through regulation and other measures, will continue to promote the development of the agriculture industry and encourage companies in the agriculture sector to become bigger and build name recognition. Favorable regulation and political policy support affords us with an opportunity to expand our operations in various parts of China and to improve our name recognition in the market.

Expansion of our production capacity and product offerings.    We believe we will need to expand our production capacity to meet our projected increase in demand for our fertilizer products. We have already expanded our operations in the Beijing and Anhui regions of China through the commencement of our Anhui Agritech and Beijing Agritech operations. A large portion of the proceeds raised in our 2007 equity financing is expected to be used to construct additional production lines and expand our product offerings.

Availability of land suitable for agricultural purposes. The continuing decrease in lack of available farmland in the China, along with the projected increase in population in China, and the growth in environmentally friendly farming around the world has caused an increase in the use of organic compounds as fertilizers due to their safety, efficacy, and environmental benefits. Our products are designed to satisfy this demand.

Seasonality.  Like other fertilizer manufacturers, we experience a high degree of fluctuation in demand for our products due to seasonality. The first and fourth quarters are historically the weakest while the second and third quarters are the strongest. The warmer climate in the southern and western areas allows for longer growing season with multiple harvests and more diversified crops and a corresponding increase in demand for our products. We plan to expand our operations and sales to these areas in order to realize more evenly distributed yearly demand for our products.

Increase in exports.  We plan to expand sales of our fertilizer products to foreign markets. In 2006, we had no sales to foreign customers. We currently are in various stages of negotiation with distributors in Russia, Central Asian countries and Malaysia and plan to pursue sales to these and other foreign countries and regions.

Results of operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of net revenues.

	Period Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(All amounts, other than percentages, in thousands of U.S. dollars)
Revenue
Sales	18,479	15,920	29,526	25,335	15,850
Cost of sales	(8,216)	(7,717)	(14,161)	(12,849)	(8,153)
Gross profit	10,262	8,203	15,364	12,486	7,697

Expenses
General & administrative Expenses	1,012	1,209	2,015	2,633	518
Selling expenses	(1,405)	(1,162)	(2,984)	(2,372)	(1,444)

Total Expenses	(2,416)	(2,370)	(4,999)	(5,006)	(1,962)

Other Income (Expense)	32	(32)	99	-	1
Finance costs	(2)	10	(4)	(0)	(0)
Income before income taxes and minority interests	7,876	5,810	10,460	7,481	5,736
Minority Interests	552	457	(863)	(631)	-
Income taxes	(2,804)	(2,250)	(4,248)	(3,174)	(1,982)
Net income	4,519	3,102	5,439	3,676	3,753

Comparison of Six Months Ended June 30, 2007 and June 30, 2006

The following table summarizes the results of our operations during the six-month periods ended June 30, 2007 and 2006 and provides information regarding the dollar and percentage increase or (decrease) from the 2006 fiscal period to the 2007 fiscal period:

(All amounts, other than percentages, in millions of U.S. dollars)

	Six-Month Period Ended on June 30, 2007	Six-Month Period Ended on June 30, 2006	Dollar ($) Increase (Decrease)	Percentage (%) Increase (Decrease)
Net Revenue	$18.479	$15.921	$2.558	16.0

Costs of Revenue	(8.216)	(7.718)	0.498	6.45

Gross Profit	10.3	8.2	2.1	25.6

Selling Expenses	(1.405)	(1.161)	0.244	21.01
General and Administrative Expenses	(1.012)	(1.209)	(0.197)	(16.29)
Total Operating Expenses	2.42	2.37	0	1.8

Income from Operations	7.846	5.832	2.01	34.53

Other income (expenses)	0.032	(0.032)	0.064	200

Income tax	(2.804)	(2.250)	0.554	24.62

Minority interest	(0.552)	(0.457)	0.095	20.79
Foreign Currency Translation Gains	0.832	0.140	0.692	494.3

Net income	4.519	3.102	1.417	45.68

Net Revenue. Our net revenue for the six months ended June 30, 2007 amounted to $18,478,632, which is approximately $2,558,000 or 16% more than that of the same period ended on June 30, 2006, where we had revenue of $15,921,000. The increase in the net revenue is mainly attributed to the expansion of our customer base from our new plants discussed above.

Cost of Revenue. Our cost of revenue was $8,216,104 for the six-month period ended June 30, 2007, an increase of $498,337 or 15%, as compared to $7,717,767 for the six-month period ended June 30, 2006. The percentage of the cost of sales to the total revenues are 44.46% and 48.48% for the six-month periods ended on June 30, 2007 and 2006, respectively, a decrease of approximately 4%. This change was primarily the result of the reduced packing material cost and sales of product with a higher gross profit margin.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of goods sold. Our gross profit increased $2,059,505 to $10,262,528 for the six months ended June 30, 2007 from $8,203,023 for the same period in 2006, in which our cost of goods sold was $7.8 million. Gross profit as a percentage of net revenues was 55.5% for the six months ended June 30, 2007, as compared to 51.5% during the same period in 2006. The increase in gross profit as a percentage of revenues was due to reduced packing material cost and sales of product with higher gross profit margin.

Selling Expenses. Selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, after-sale support services and other sales related costs. Our selling expenses increased $243,257, or 20.94% to $1,404,786 for the six months ended June 30, 2007 from $1,161,529 for the same period in 2006. This increase was primarily attributable to the selling and marketing expenses incurred for the newly established plants. As a percentage of sales revenues, for the same period in 2006, our selling expenses increased to 7.6% for the six months ended June 30, 2007 from 7.3% for the same period in 2006.

General and Administrative Expenses. Our general and administrative expenses were $1,012,157 for the six month period ended June 30, 2007, as compared to $1,209,443 for the same period ended June 30, 2006, a decrease of $197,286 or approximately 16.3%, primarily due to the reversal of partial provision for doubtful debts made in 2006 and improved administrative cost control measures being taken place.

Total operating expenses. Our total operating expenses increased $45,971, or 2%, to $2,416,943 for the six month period ended June 30, 2007 from $2,370,972 for the same period in 2006. Total expenses increased on a dollar basis for the reasons stated above. As a percentage of sales revenues, our total operating expenses decreased to 13.1% for the six month period ended June 30, 2007 from 14.9% for the same period in 2006.

Income from Operations. Income from operations increased $2,013,534, or 34.5%, to $7,845,585 for the six month period ended June 30, 2007 from $5,832,051 for the same period in 2006. Income from operations before taxes as a percentage of sales revenues increased to 42.5% during the six month period ended June 30, 2007 from 36.6% during the same period in 2006 as a results of higher sales during the first half of 2007.

Other Income (Expenses). Our other income was $31,881 for the six month period ended June 30, 2007, as compared to other expenses of $32,289 for the same period ended June 30, 2006.

Income Taxes. We incurred income taxes of $2,804,192 for the six month period ended on June 30, 2007. This is an increase of $553,857 or 24.6% from the taxes we incurred for the same period in 2006, which were $2,250,335. We paid more taxes in the six months ended June 30, 2007 mostly because of the higher income during the six month period ended on June 30, 2007 compared to 2006.

Minority Interest. Our financial statements reflect an adjustment to our consolidated group net income equal to $552,077 and $457,138for the six month period ended June 30, 2007 and 2006, respectively, reflecting the minority interest held by Yinlong Industrial Co. Ltd. in our subsidiary Pacific Dragon.

Net Income. Net income increased $1,417,141, or 45.68%, to $4,519,271 for the six months period ended June 30, 2007 from $3,102,130 during the same period in 2006. The increase was primarily due to the reason explained above.

Environmental Laws Compliance Costs. We incurred no cost for environmental compliance for the six month periods ended June 30, 2007 and 2006.

Foreign Currency Translation Gains. We had a foreign currency translation gain of $831,773 for the six month period ended June 30, 2007 as compared to $140,427 for the six month period ended June 30, 2006. This results in a $691,346 increase in the foreign currency translation gain for the six month period ended June 30, 2007 as compared with $140,427 for the six month period ended June 30, 2006.

Comparison of Fiscal Years Ended December 31, 2006 and 2005

Sales Revenue. Sales revenues increased $4,190,261, or 17% to $29,525,577 for the year ended December 31, 2006 from $25,335,316 for the year in 2005. This increase was mainly attributable to the change of delivery time as well as improvement in our product mix. In 2005, some orders that had historically been delivered in the third quarter were delivered earlier in the second quarter of 2005, while in 2006, this did not happen. In addition, we increased the sales of our Tailong I products in 2006 which has a higher selling price than our other products, from 1,209 tons of 2005 to 1,544 tons of 2006.

Cost of Goods Sold. Our cost of goods sold increased $1,312,400, or 10% to $14,161,358 for the year ended December 31, 2006 from $12,848,958 in the same period in 2005. The increase was primarily due to an increase in sales of our fertilizer products which required us to purchase more raw materials. This increase was due to the increase of the sales revenue. As a percentage of net revenues, the cost of goods sold decreased to 47.8% during the year ended December 31, 2006 from 50.6% in the same period of 2005. Such increase of gross margin was mainly attributable to the reduced material cost as a result of improved production cost control measures, as well as increased sales of higher margin products.

Gross Profit. Our gross profit increased $2,877,861 to $15,364,219 for the year ended December 31, 2006 from $12,486,358 for the same period in 2005. Gross profit as a percentage of net revenues was 52.2% for the year ended December 31, 2006, as compared to 49.4% during the same period in 2005. Such increase was due to reduced material cost as a result of improved production cost control measures, as well as increased sales of higher margin products.

General and Administrative Expenses. Our administrative expenses did not change materially for the year ended December 31, 2006 compared to the same period in 2005. As a percentage of net revenues, administrative expenses decreased to 6.8% for the year ended December 31, 2006 from 10.4% for the same period in 2005. This percentage decrease was primarily attributable to more efficient controls of our administrative expenses.

Selling Expenses. Our selling expenses increased $611,605, or 25%, to $2,983,756 for the year ended December 31, 2006 from $2,372,151 for the same period in 2005. As a percentage of net revenues, our selling expenses increased to 10.2% for the year ended December 31, 2006 from 9.5% for the same period in 2005. This increase was primarily attributable to the expansion of our distribution network from northern China to southern China and the increase in our advertising activities.

Total Expenses. Our total expenses decreased approximately $600.000, to $4,999,000 for the year ended December 31, 2006 from $5,005,000 for the same period in 2005. As a percentage of net revenues, our total expenses decreased to 16.9% for the year ended December 31, 2006 from 19.8% for the same period in 2005. This decrease was primarily attributable to more efficient controls of our administrative expenses.

Income from Operations before Taxes. Income from operations before taxes increased $2,884,526, or 38.6%, to $10,365,211 during the year ended December 31, 2006 from $7,480,685 during the same period in 2005. Income from operations before taxes as a percentage of net revenues increased to 35.6% during the year ended December 31, 2006 from 29.6% during the same period in 2005.

Provision for Income Taxes. Provision for income taxes increased $1,074,611, or 34%, to $4,248,144 during the year ended December 31, 2006 from $3,173,533 during the same period in 2005. Our effective tax rate for the year ended December 31, 2006, was 33%.

Net Income. Net income increased $1,673,459, or 46%, to $5,349,338 during the year ended December 31, 2006 from $3,675,879 during the same period in 2005, as a result of the factors described above.

Comparison of Fiscal Years Ended December 31, 2005 and December 31, 2004

Sales Revenue.  Our sales revenue in fiscal year 2005 was $25,335,316, which is approximately $9,485,272 or 60% more than that of fiscal year 2004, where we had revenue of $15,850,044. The increase in sales revenue is primarily the result of the expansion of our distribution network from northern China to southern China and the increase of our advertising activities. In 2005, sales to new customers amounted to approximately $2.2 million, representing 9% of the total revenue. In the meantime, we recorded increased sales to our existing customers.

Costs of Goods Sold. Cost of goods sold, which consist of raw materials, direct labor and manufacturing overhead expenses, were $12,848,958 for the year ended December 31, 2005, an increase of $4,695,495 or 57.6%, as compared to $8,153,463 for the year ended December 31, 2004. The proportions of cost of sales to total revenues are 50.72% and 51.44% for the years of 2005 and 2004, respectively, a decrease of approximately 1%. The main reason for this decrease is an improvement in cost control measures.

Selling Expenses. Selling expenses, which consist primarily of sales commission, advertising and promotion expenses, freight charges and related compensation, were $2,372,151 in 2005, as compared to $1,443,943 in 2004, an increase of $925,208 or approximately 64%. We believe the increases in selling expenses were generally in line with the increase of sales revenue.

Operating and Administrative Expenses. Our general and administrative expenses, which consist primarily of rental expenses, related salaries, business development, depreciation and traveling expenses, were $2,633,522 in 2005, as compared to $517,831 in 2004, an increase of $2,115,691 or approximately 408%. The increase is also attributable to an increase of $102,637 traveling expenses and an expense of $136,275 incurred by Tailong which had minimal operation before its acquisition of Pacific Dragon in October 2004. The traveling expenses increased because of our expanded marketing efforts.

Environmental Laws Compliance Costs. We incurred no cost for environmental compliance in fiscal years 2005 and 2004.

Income From Operations. Income from operations was $7,480,685 in 2005, as compared to $5,734,807 in 2004, an increase of $1,745,878 or approximately 32%. The increase was mainly attributable to the increased sales revenue.

Income Taxes. Our Chinese subsidiaries are taxed at a rate of 33% of assessable profit. We incurred income taxes of $3,173,533 in 2005. This is an increase of $1,191,281or 60% from the taxes we incurred in 2004, which were $1,982,252. We paid more taxes in 2005 mostly because of higher income in 2005 compared to 2004.

Minority Interest. Our financial statements in 2005 reflect an adjustment to our consolidated group net income equal to $631,113, reflecting the 10% ownership of Pacific Dragon held by Yinlong. No minority interest was recorded in 2004.

On June 8, 2004, Tailong and the three owners of Pacific Dragon entered into a Capital Transfer Agreement whereby Tailong acquired 90% of the equity interest in Pacific Dragon. Before such acquisition, Pacific Dragon had effectively been controlled by Yinlong which was owned by the same stockholders as Tailong. As such, Tailong and Pacific Dragon were under common control. On such basis, the financial statements for the year ended December 31, 2004 are prepared by combining the accounts of Tailong and Pacific Dragon in a manner similar to the pooling of interest and no minority interest was recorded.

In the financial statements for the year ended December 31, 2005, a minority interest was recorded because on February 3, 2005, China Agritech, a public company with numerous shareholders, acquired 100% of Tailong. As a result of such reverse acquisition, Yinlong, the 10% owner of Pacific Dragon, is no longer owned by the same stockholders as Tailong.

Net Income. We earned net income of $3,675,879 in fiscal year of 2005. This is a decrease of $77,494 or approximately 2% from fiscal year 2004 which had a net income of $3,753,373. The decrease of our net income in 2005 was mainly attributable to the one-time merger cost of $640,000.

Foreign Currency Translation Gains

We had a foreign currency translation gain of $327,124 for the three month period ended June 30, 2007 as compared with a foreign currency translation gain of $70,635 in the same period ended June 30, 2006. On July 21, 2005, China reformed its foreign currency exchange policy, revalued the RMB by 2.1 percent and allowed RMB to appreciate as much as 0.3% per day against the U.S. dollar. As a result, we implemented different exchange rates in translating RMB into U.S. dollars in our financial statements for the three month period ended June 30, 2007. The exchange rates of RMB 1.0:US $0.1265 and RMB 1.0:US $0.1249 were implemented in calculating the total assets/liabilities and statement of income, respectively. This results in a $430,356 increase in the foreign currency translation gain for the three month period ended June 30, 2007 as compared with $74,292 for the three month period ended June 30, 2007.

Private Financing Transactions

February 2005 Private Placement. On February 3, 2005, we sold 590,283 shares of our common stock to Chinamerica Fund, LLP and Gary Evans for a total of $1,000,000 at a price of $1.6941 per share. This issuance was made in reliance on Regulation D, and was made without general solicitation or advertising. The purchasers qualified as “accredited investors” Regulation D with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment. The stock purchase agreement pursuant to which shares of our common stock in the February 2005 private placement were sold: (i) requires us to file a registration statement within 30 days of the closing of the Stock Purchase Agreement with the SEC covering the resale of the subject shares; (ii) requires us to repurchase from the purchasers any or all of the February 2005 private placement shares acquired by the purchasers at the price per share paid by the purchasers thereunder at any time until the date on which the registration statement is filed by us for the February 2005 private placement shares; and (iii) entitles the purchasers to designate one member to our board of directors who shall serve as our Vice Chairman; contained customary representations, warranties, covenants, and agreements. As of May 12, 2005 when the forward stock split became effective, the 590,283 shares of our common stock purchased by the February investors were converted to 672,923 shares.

June 2005 Private Placement. On June 13, 2005, we sold 235,516 shares of our common stock to Chinamerica Fund LLP and Stephen Taylor Jr. for a total of $500,000 at a price of $1.4861 per share. This issuance was made in reliance on Regulation D, and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

January 2006 Private Placement. On January 13, 2006, we sold 4,800,000 shares of our common stock to twenty-two accredited investors for a total of $12,000,000 at a price of $2.50 per share. This issuance was made in reliance of Section 4(2) of the Act and the safe harbor of Rule 506 of Regulation D promulgated thereunder, and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

July 2007 Private Placement. On July 5, 2007, we completed a private placement transaction whereby we sold 5,556,000 shares of our common stock to 20 investors for an approximate total of $15 million at a price of $2.7. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4 (2) and Rule 605 thereunder.

Agreement and Plan of Reorganization.  Pursuant to the Agreement and Plan of Reorganization, dated February 3, 2005, Halter Financial Group, Ltd. and Little and Company received registration rights and we are registering such shares of common stock to fulfill our obligations.

Combined Registration

This registration statement covers common stock of the Company issued in four separate private placements which occurred in February, 2005, June, 2005, January, 2006 and July, 2007, along with certain other common stock of the Company. Each private placement was a separate transaction and the securities are being registered in a single registration statement solely for the convenience of the Company and its stockholders.

Liquidity and capital resources

As of June 30, 2007, we had cash and cash equivalents of $4,768,011. Our current assets were $35,439,514 and our current liabilities were $3,953,465 as of June 30, 2007 which results in a current ratio of approximately 9.0. Total stockholders' equity as of June 30, 2007 was $32,208,088. We had no bank loans or other interest bearing borrowings as of June 30, 2007. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report.

(All amounts in thousands of U.S. dollars)

	Period Ended June 30,		Year Ended December 31,
(in thousands)	2007	2006	2006	2005	2004
Net cash provided by (used in) operating activities	827	2,359	$(3,337)	$(163)	$1,132
Net cash provided by (used in) investing activities	(1,072)	(657)	(1,367)	(283)	(12)
Net cash provided by (used in) financing activities	-	11,079	11,028	323	(1,693)
Effect of foreign currency translation on cash and cash equivalents	237	36	(151)	14	-
Net (decrease) increase in cash and cash equivalents	(1,662)	8,099	6,174	218	27
Cash and cash equivalents - end of period	4,768	8630	6,430	256	198

Operating Activities

Net cash used in operating activities was $0.83 million for the six-month period ended June 30, 2007 which is a decrease of $1.53 million from the $2.36 million net cash used in operating activities for the same period in 2006. The decrease is mainly due to a decrease in the outstanding advances to suppliers.

Net cash used in operating activities was approximately $3.1million in 2006, which is increase of $3 million from the $0.1 million net cash provided by operating activities for the same period in 2005. The increase of net cash used in operating activities was mainly attributable to the increase in advances to suppliers.

Net cash used in operating activities was $0.1million in fiscal year 2005, which is an increase of $1.8 million from the $1.7 million net cash provided by operating activities in fiscal year 2004. The increase was mainly attributable to the increase in advances to suppliers.

Investing Activities:

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment and construction in progress for the new plant and equipments for Anhui Agritech and Beijing Agritech.

Net cash provided by investing activities in the six month period ended June 30, 2007 was $1.07 million, which is an increase of $0.41 million from net cash used for investing activities of $0.66 million in the same period of 2006 due to an acquisition of property, plant and equipment.

Net cash used in investing activities in fiscal year 2006 was $1.5 million, which is an increase of $1.5 million from net cash used in investing activities of $0.01 million in fiscal year 2005, due to the purchase of property and equipment.

Net cash used in investing activities in fiscal year 2005 was $0.01 million, which is an decrease of $0.003 million from net cash used in investing activities of $0.01 million in fiscal year 2004 due to lower purchase of property and equipments.

Financing Activities

On January 13, 2006, we sold 4,800,000 shares of our common stock to 22 investors for a total of $12,000,000 in a private placement transaction.

On July 5, 2007, we sold 5,556,000 shares of our common stock to 20 investors for a total of approximately $15,000,000 in a private placement transaction.

Our debt to equity ratio was 0% as of June 30, 2007 as we have no bank loans or other borrowings.

We believe that our currently available working capital will be sufficient to maintain our operations at our current levels for the next twelve months. As of June 30, 2007, we did not have any material commitments for capital expenditures.

Net cash provided by financing activities in the six month period ended June 30, 2007 was $0, which is a decrease] of $11.08 million from net cash used for investing activities of $11.08 million. The decrease of the cash provided by financing activities was mainly attributable to the fact that we engaged in no capital raising activities during the six-month period ended June 30, 2007.

Net cash provided by financing activities in fiscal year 2006 was $11 million, which is an increase of $10.7 million from $0.3 million net cash used in financing activities in fiscal year 2005. The increase of the cash provided by financing activities was mainly attributable to the additional of capital raised.

Net cash provided by financing activities in fiscal year 2005 totaled $0.3 million which is an increase of $2 million from $1.6 million net cash used in financing activities in fiscal year 2004. The increase of the cash provided by financing activities was mainly attributable to no dividend was paid in 2005.

Loan Facilities

We had no bank loans or other interest bearing borrowings as of June 30, 2007.

We believe that our currently available working capital will be sufficient to maintain our operations at our current levels for the next twelve months. As of June 30, 2007, we did not have any material commitments for capital expenditures.

Obligations under Material Contracts

We do not have any obligations under material Contracts as of June 30, 2007.

Critical accounting policies

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

•
Accounts Receivable.  Our policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. We had accounts receivable of $21,093,412 and $12,239,073, net of allowance of $106,000 and $170,236 as of June 30, 2007 and December 31, 2006, respectively.

•
Advances to suppliers.  We permit advances to certain vendors for purchase of our material. The advances to suppliers amounted to $2,341,498 and $8,038,974 as of June 30, 2007 and December 31, 2006, respectively.

•
Inventories.  Inventories are valued at the lower of cost (determined on a first-in first-out basis) or net realizable value. Our management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

•
Impairment.  We apply the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

We test long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate we utilize to evaluate potential investments. We estimate fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets as of the six months periods ended June 30, 2007 and 2006.

•
Revenue Recognition.  Our revenue recognition policies are in compliance with Staff Accounting Bulletin 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of our company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Our revenue consists of invoiced value of goods, net of a value-added tax (“VAT”). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discounts are normally not granted after products are delivered.

•
Foreign currency translation. We use U.S. dollars for financial reporting purposes. Our subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, we translate the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of our Company is Chinese Renminbi.

In particular, Renminbi is the functional currency of our operating subsidiary Pacific Dragon. Until July 21, 2005, RMB had been pegged to the U.S. dollar at the rate of RMB 8.28 : $1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to U.S. dollars was adjusted to RMB 8.11 : $1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as U.S. dollar traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of U.S. dollars against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

We may experience seasonal variations in our future revenues and our operating costs due to seasonality, however, we do not believe that these variations will be material. However, demand for our organic liquid compound fertilizer products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary thereby reducing demand for our products.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We had no bank loans or other interest bearing borrowings as of June 30, 2007; therefore, we are not exposed to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in RMB.  All of our assets are denominated in RMB except for cash.  As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB.  If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline.  We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results.  Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

OUR CORPORATE STRUCTURE AND HISTORY

General

Our corporate name is China Agritech, Inc. and our principal operations in China are conducted through three PRC subsidiaries, Pacific Dragon, Anhui Agritech and Beijing Agritech. Pacific Dragon is 90% owned by our wholly owned subsidiary, Tailong, and 10% owned by Yinlong Industrial Co. Ltd. which is owned by Mr. Yu Chang, our Chairman, Chief Executive Officer and President and Ms. Xiaorong Teng, our director. Anhui Agritech is our direct, wholly owned subsidiary, and Beijing Agritech is 100% owned by our wholly owned U.S. subsidiary CAI Investments Inc. The following chart reflects our organizational structure as of the date of this prospectus.

Our Corporate History

We were originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Since then, we have changed our business model several times. On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary for the purpose of changing our corporate domicile from Nevada to Delaware. The new entity maintained the same name and capital structure. We had no active operations during the period from 1986 until February 2005, when we completed a reverse acquisition transaction with Tailong. Tailong owns 90% of our subsidiary Pacific Dragon, which manufactures and sell our fertilizer products and which, at the time of our February 2005 reverse acquisition transaction, held all of our commercial operations.

In the reverse acquisition transaction, we issued 10,606,158 shares of our common stock to the stockholders of Tailong in exchange for all of the issued and outstanding capital stock of Tailong. Tailong thereby became our wholly owned subsidiary and the former stockholders of Tailong became our controlling stockholders. For accounting purposes, this transaction was treated as a reverse acquisition with Tailong as the acquirer and China Agritech as the acquired entity.

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. Tailong had no active business operations until October 9, 2004 when it acquired 90% ownership of Pacific Dragon. The remaining 10% ownership of Pacific Dragon is held by Yinlong Industrial Co. Ltd.

Pacific Dragon is a Sino-foreign joint invested enterprise established in China on May 20, 1994. At the time of its incorporation, Pacific Dragon was a "contractual joint venture" under Chinese foreign invested enterprises law and on October 9, 2004, Pacific Dragon changed its status to become an "equity joint venture" under Chinese foreign invested enterprises law. The legal structure of "equity joint venture" is similar to a corporation organized under the state laws in the United States. Pacific Dragon has a registered capital of $500,000 and its Articles of Associations provide for a business term of 15 years. Upon the expiration of the 15-year term, Pacific Dragon may apply for an extension of the term of its Articles of Association.

On February 3, 2005, we completed a private placement transaction whereby we sold 590,284 shares of our common stock to two investors for consideration of $1,000,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder. Each of the investors qualified as an accredited investor as defined by Rule 501 under the Securities Act.

On May 12, 2005, in connection with the reverse acquisition transaction, we amended our Certificate of Incorporation to (1) change our name to "China Agritech, Inc." to reflect our new business of manufacturing and marketing liquid compound fertilizer products; (2) allow our Board of Directors to set the number of directors in accordance with our bylaws; and (3) effect a forward stock split whereby each share of our issued and outstanding common stock is converted into 1.14 shares of our common stock.

On June 13, 2005, we completed another private placement transaction whereby we sold 235,516 shares of our common stock to two investors for a total of $350,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

On January 13, 2006, we sold 4,800,000 shares of our common stock to 22 investors for a total of $12,000,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 thereunder.

In 2006, we organized Anhui Agritech and Beijing Agritech, which are both PRC corporations, as part of our expansion plan. Anhui Agritech is our direct, wholly owned subsidiary, and Beijing Agritech is our indirect, wholly owned operating subsidiary which is 100% owned by our CAI Investments, Inc., our direct wholly owned subsidiary.
On July 5, 2007, we completed a private placement transaction whereby we sold 5,556,000 shares of our common stock to 20 investors for an approximate total of $15 million. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4 (2) and Rule 605 thereunder.

OUR BUSINESS

Overview

We are a leading manufacturer of fertilizer products in China, specifically, particularly organic fertilizer products in liquid and granular form. We have been producing fertilizer product in China since 1994. Our company is unofficially recognized as one of the top-10 organic fertilizer manufacturers based on of product quality and sales volumes.

Our main products include “LvLingBao III,” “LvLingBao IV,” “Tailong I,” and “Green Vitality” and other customized, crop specific fertilizers that are tailored to our customers' specific requirements.  Our products promote photosynthesis, root system growth and transmission of nutrients to seeds; equilibrate absorption of nutrients and speed a plant's maturity; eliminate the damage of harmful radicals to plants and increase protein and vitamin content levels; accelerate the accumulation of photosynthesis materials and cell concentration; increase reservation ability, resistance and the utilization rate of basic fertility; and foster the development of plant life along with neutral or acidic pesticides. Our products can be applied on a widespread basis via spraying by machine or aircraft. Our products have been recognized for their quality and effective by leading industry associations and have been certified by the PRC government at the national level, which is an endorsement of the effectiveness of the products in all regions of China.

China is the principal market for our fertilizer products, which are primarily sold to retailer and farmers in twelve provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou.

We operate production facilities in the Harbin, Beijing and Anhui and our annual production capacity in 2006 was approximately 9,000 metric tons of organic liquid compound fertilizers.

We believe that our brand reputation and ability to tailor our products to meet the requirements of various regions of China affords us a competitive advantage. We purchase the majority of our raw materials from suppliers located in China and use suppliers that are located in close proximity to our manufacturing facilities.

Recently, we have made progress in expanding our operations through our recently formed Anhui Agritech and Beijing Agritech operating subsidiaries. Anhui Agritech operates our recently constructed facility in the Anhui province that began operations in July, 2006. Anhui Agritech manufactures and sells our fertilizer products to customers in the Anhui, Hubei, and Henan provinces of China. Beijing Agritech supervises our Beijing operations, which serve as a research and development center and our primary syrup production center and converting factory. Our Beijing Agritech operations commenced business in September 2006.

Industry Background and Our Principal Market

In China, the total output of fertilizer in 2005 reached 48.3 million metric tons, which was the one third of the world’s output. China is the principal market for our organic liquid compound fertilizers and related agricultural products. Our products are primarily sold to farmers in 12 provinces in China: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou.

China has the world's largest population of nearly 1.3 billion people. However, China's arable land on a per capita basis is only 0.04 hectare (Source: 2006 China statistics Yearbook), or approximately 50% of that present in the United States (Source: US Census Bureau, www.census.gov). This combination of limited arable land and a large and growing population has created a significant need to increase the output of crops per hectare in China. China's agricultural output increased 19% from 1989 to 2005 (the total crops output was 407,549,000 tons in 1989 as compared to 484,022,000 tons in 2005) (Source: 2006 China statistics Yearbook). An increase in the use of fertilizers - 8,840,000 tons were used in 1978 compared to 47,662,000 tons used in 2005, being the one third of the world’s output, has contributed to this growth (Source: 2006 China statistics Yearbook). It is anticipated that the total demand of fertilizer will exceed to 50 million metric ton by the year 2015. As a subset of the broader fertilizer market, the use of compound fertilizers in China has likewise increased, from 1,796,000 tons in 1985 to 13,032,000 in 2005, an increase rate of 5.8% from 2001 to 2002, 6.7% from 2002 to 2003, and 8% increase in 2004 and 2005 (Source: 2006 China statistics Yearbook). It is expected that the total demand of organic fertilizer will reach to about 25 million metric ton by the year 2015.

We believe that China’s fertilizer industry is mainly influenced by the following factors:

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Growth and evolution of China’s fertilizer industry.    The fertilizer industry in China is in the process of rapid and continuous development. China is the largest producer and consumer of fertilizers in the world. The total consumption of fertilizers is expected to increase to 51 million tons by 2010 and 56 millions by 2020. We believe this will favorably influence the demand for our products and contribute to growth in sales of our fertilizer products and our revenues.

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PRC regulators are encouraging use of organic compound fertilizers. In order to improve the efficient utilization of fertilizer, the PRC Ministry of Agriculture encourages the use of organic compound fertilizers instead of single nutrients, such as urea, or chemical fertilizers. The percentage of compound fertilizer consumption to the total fertilizer consumption rose from 10% in 1985 to 27% in 2005. (Source: 2006 China Statistics Yearbook). However, the usage of compound fertilizers in China is low compared with the average usage level of about 70% worldwide. We believe that this factor will promote usage of our products.

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Availability of land suitable for agricultural purposes. Decreases of available farmland in China, projected population growth, and the movement toward environmentally conscientious farming around the world are contributing to an increase in the use of more effective and environmentally friendly organic compound fertilizers. Our products are designed to satisfy this demand.

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Seasonality. Like other fertilizer manufacturers, we experience seasonal fluctuations in demand for our products. Fertilizer manufacturers are focusing their sales efforts in the southern and western areas of China which have warmer climates and longer harvesting seasons in order to realize more evenly distributed demand for the our products throughout the year.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the fertilizer market in China:

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Strong Market Position. We are a leading manufacturer of fertilizer products in China, specifically, particularly organic fertilizer products in liquid and granular form. Our company is unofficially recognized as one of the top-10 organic fertilizer manufacturers based on of product quality and sales volumes.

•
Recognized and Certified Product Offerings. Our Tailong brand of fertilizer products were favorably recognized by the China Association for Quality Supervision and the China Quality Standard Research Center in 2006 for product quality, brand reputation and customer loyalty.  Our fertilizer products also have been certified by the PRC government at the national level which is an endorsement of the effectiveness of the products in all regions of China, making us one of only about 10% of the fertilizer companies in China which have been fully certified.

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Established Distribution Network.    We sell the majority of our fertilizer products through an extensive distribution network of regional factories, which help us to establish a local presence in each community we serve with multi-level sales support and to educate local retailers and farmers on the benefits of our fertilizer products.

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Efficient Infrastructure.    We have created a flexible and responsive infrastructure, which allows us to efficiently manufacture and deliver high-quality fertilizer products within a short delivery time.

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Broad Customer Base.    We developed a diversified customer base of farmers and retailers located throughout China and are not dependent on, or heavily concentrated in, any single customer or customer base.

Our Strategy

We believe that our strong competitive position, our ability to meet customer demands and our well regarded product offerings will enable us to benefit from the anticipated growth in China’s fertilizer market. We are committed to enhancing our sales, profitability and cash flows through the following strategies:

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Capitalize on our brand reputation to increase sales of new and existing products. We intend to leverage the favorable reputation of our fertilizer products through collaboration with academic and governmental institutions which can attest to the quality of our current product offerings. We plan to develop new compounds to better meet the changing needs of China’s agricultural communities by tailoring our product offerings to meet the local needs of the farmers and to create greater reliability of fertilizer products nationwide. We presently intend to use a portion of the proceeds from our recent financing to add organic granular fertilizer to its product lines and construct a granular fertilizer line in each of its new factories, located in Hebei, Anhui, Chongqing and Xinjiang.

•
Expand Our Domestic Operations. We intend to build or acquire additional factories in strategic locations in China to serve other agricultural areas in China, particularly the central and Southern regions of China. Our anticipated expansion plans will increase our fertilizer production capacity to 13,000 metric tons.

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Enhance Brand Awareness. A core future focus will be to build and enhance brand awareness of our “Lvlingbao” and “Tailong” products as well as our new “Green Vitality” product line by launching an extensive advertising campaign to educate retailers and farmers on the benefits of our liquid organic compound products. We expect these efforts will allow us to expand our distribution and sales outside of our traditional base in Northeast China and capture a larger market share.

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Increase Sales into Select Foreign Markets. We plan to leverage our product offerings and brand reputation to expand our product sales into select international markets. We currently have export agreements in various stages of negotiation with distributors in Russia, central Asian countries, and Malaysia which we expect will result in revenue growth in the future and we intend to pursue sales to other strategic foreign regions.

Our Products

Our fertilizer products consist primarily of organic liquid compound fertilizers which are derived from natural sources. We believe that our fertilizer products are capable of increase crop yield by as much as 30%.

We produce our fertilizer production using proprietary formulas of humic acid and other amino acids which have proven to have a significant effect on crop yield and quality without the harmful side effects of chemical fertilizers. Our products contain over 30 active ingredients comprised of organic elements, inorganic elements that are region specific and other active and stimulative agents.

Our products, which are designed to be multi-functional, improve the photosynthesis function in crops and the root absorption system, enhance the resistance of crops to harsh environmental conditions and increase plant size and quality. Our fertilizer formulas are highly concentrated, blendable with pesticides or water for easy application and facilitate better absorption rates due to low sedimentation. Our products are suitable for a variety of application methods, ranging from seed soaking, root dipping and irrigation to application by machine and aircraft.

Our four main product lines and their primary uses are as follows:

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Lvlingbao III. Our Lvlingbao III fertilizer product line blends humic acid, nitrogen, phosphorus, potassium, microelements, amino acid, active and stimulative agents and is specially formulated for fruits and vegetables.

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Lvlingbao IV. Our Lvlingbao IV fertilizer line is produced using humic acid, nitrogen, phosphorus, potassium, microelements and is formulated for large scale crops of fruits, vegetables and grains and suitable for jet spray application.

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Tailong I. Tailong I is our highly customized fertilizer line used for a wide variety of crops and plants that can be tailored to local soil conditions. Tailong I has been derived from LvLingBao III, with adjustments in the amount of amino acid, active agent and stimulative agent, in order to better nutrient absorption.

•
Green Vitality. Our new Green Vitality fertilizer product line is a new, premium line that will be marketed in the central and southern regions of China and can be applied to enhance yield in a large variety of crops.

We are committed to producing “green” agricultural products which are designed to be environmentally friendly and intend to expand our product offerings to add organic granular compound fertilizer products.

Raw Materials and Our Principal Suppliers

The main raw materials of our products are humic acid, nitrogen, phosphorus, kalium and other supplementary material, which are abundant in China. Humic acid is mainly mined from a soft, brownish-black coal called lignite and China has large lignite reserves according to the survey of energy resources published by the World Energy Council.

There are numerous suppliers and vendors in China of the raw materials needed for our products. Our company has entered into written contracts with our main suppliers: Inner-Mongolia Humic Acid Factory, Beijing Zhongxin Chemical Development Company and Shenzhen Hongchou Technology Company. In fiscal year 2006, we purchased approximately 14.8% of our humic acid from Inner-Mongolia Humic Acid Factory, approximately 33.8% of our nitrogen, phosphorus and kalium from Beijing Zhongxin Chemical Technology Development Co., and approximately 27.1% of our other supplementary material from Shenzhen Hongchou Technology Company.

On December 16, 2005, our subsidiary Pacific Dragon has entered into a supplier contract with Shenzhen Hongchou Technology Company, with the approximate value of US$2,549,351 (RMB 19,630,000) valid through 2008. Pre-payment 30% of the total contract value was paid on December 26, 2005, and 70% of total contract value was paid on February 6, 2006 upon final delivery.

On March 1, 2005, our subsidiary Pacific Dragon has entered into a supplier contract with Inner-Mongolia Wu Chuan Humic Acid Factory, with the approximate value of US$747,532 (RMB 5,756,000) due by March 1, 2008. pre-payment 30% of the total value was paid, and 70% of total value will be paid upon final delivery.

On January 15, 2007, our subsidiary Pacific Dragon has entered into a supplier contract with Beijing Zhongxin Chemical Technology Development Co, with the approximate value of US$2,363,636 (RMB 18,200,000) valid from February 1, 2007 to January 31, 2009. A pre-payment of $2 million was paid, and the balance will be paid upon final delivery.

Our Distributors and Customers

We sell most of our products through various regional distributors in China. We have established and maintained long term relationships with major distributors who we believe have local business experience and established regional sales networks.

For the year ended December 31, 2006, distribution through our ten largest distributors accounted for approximately 34.2% of our total annual sales. Our three largest distributors are:

•	Liaoning Shenyang Military District Subsidiary Farm, which is located in Liaoning Province and purchased approximately 4.0% of our organic liquid compound fertilizers in 2006.
•	Xinjiang Construction Military Group, which is located in Xinjiang province and purchased approximately 3.7% of our organic liquid compound fertilizers in 2006.
•	Heilongjiang Qiqihaer Agricultural Department, which is located in Heilongjiang province and purchased approximately 3.6% of our organic liquid compound fertilizers in 2006.

We hold an annual ordering conference for our major distributors to place purchasing orders through written sales agreements. In addition, our sales department holds ordering conferences with our distributors in various provinces, including Heilongjiang, Jilin, Liaoning, Hebei, Shandong, Jiangsu, Xinjiang and Sichuan from time to time to promote our products and maintain and strengthen these relationships. In addition, we also sell our products to end users directly. All purchasing orders on our products are served on a first come, first serve basis.

We provide our customers with a variety of customer services, including a technical support hotline service, conducting seminars and the provision of instructional DVDs.

We have also been marketing and promoting our products through broadcasting on Chinese local TV channels, such as Heilongjiang Satellite Channel and participating in activities organized by local governments to promote information about, and use of, fertilizers.

Competition

Our experience is that the compound fertilizer industry in China is highly fragmented, consisting of numerous smaller regional manufacturers and larger, domestic and international competitors.

Our major competitors in China include Guangxi Beihai Penshibao Co., Ltd (www.psb.com.cn), Henan Luo Xiaowang Group (www.luoxiaowang.com), and Shangdong Tianda 2116 (www.2116.cn). Our major global competitors include Phosyn from the UK (www.cuikang.com/news/), Shi Ma (Chinese translation) a portion of BASF of Germany, Kemira GrowHow Oyj from Finland, and Leffingwell from the USA.

Management expects that a fairly recent development has the potential change the competitive landscape in the Chinese fertilizer market in the near future. Due to the Chinese government’s WTO commitment, China started to allow foreign companies to gain the right to distribute and make retail sales of fertilizers beginning on December 11, 2006. Because fertilizer products usually need to be specifically formulated for local plant, soil and climate conditions, we believe that there are not many foreign competitors in our selected markets that are capable of producing customized fertilizers that compete with our products. Nevertheless, as a result of the opening of the fertilizer market to foreign producers, we expect that the amount of fertilizer imported to China will rise significantly and that we will face increasing competition from non-Chinese fertilizer manufacturers. Judging by China Agritech’s second quarter 2007 financial performance, management remains optimistic that our company can remain competitive in its markets notwithstanding the entry of non-Chinese fertilizer manufacturers into the marketplace, although we can make no assurances of this belief in light of the anticipated increase in competition.

Intellectual Property

We have registered with the Trademark Office of the State Administration for Industry and Commerce of China the trademark for the "Tailong" logo (registration number: 836192), which is used on our products that are distributed in China. The trademark expires in 2016.

We rely on trade secrets to protect our proprietary technology and formulas. We currently do not own any patents and have not applied for patents on our proprietary technology and formulas because we do not want to make available to the public a detailed description of our technology and formulas as would be required in connection with a patent application. We believe that disclosure of our technology and formulas would be detrimental to our future business. There are currently few competitors in China's organic liquid compound fertilizer market that are capable of producing customized fertilizers like our products. If information about our formulas and processes is not tightly controlled, we believe that more competitors would likely emerge in this market. Only certain of our key executives have knowledge of our proprietary technology and formulas.

Mr. Yu Chang, our CEO, President, Secretary and director, has granted us a permanent license to use his know-how in manufacturing certain types of organic liquid compound fertilizer on a royalty-free basis and has granted us a long-term royalty and free license to use his know-how in manufacturing other organic liquid compound fertilizers. Mr. Chang is under contractual obligations to keep the confidentiality of this technology and refrain from licensing this technology to any third party or using the technology for his own benefits.

Employees

As of June 30, 2007, we had approximately 305 full-time employees, of which 79 were administrative and managerial staff, 81 were sales staff and 145 were manufacturing workers. We also hire temporary manufacturing workers to supplement our manufacture capabilities at periods of high demand. None of our employees is under collective bargaining agreements and they all reside in China. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Research and Development

We conduct on-going research and development activities relating to the improvement of the organic liquid compound fertilizers we manufacture and the control of related manufacturing costs. Our primary research and development facilities are located in Beijing and our principal research team consists of Mr. Shuhua Liu and Mr. Kangde Liu. We spent approximately $21,900 (RMB 175,200) and $13,500 (RMB 108,000) on research and development in 2006 and 2005, respectively. We expect to spend approximately $230,000 of the funds we raised in the July, 2007 private placement for research and development of new organic products.

Government Regulation

All fertilizers produced in China must be registered with the PRC Ministry of Agriculture. No fertilizers can be manufactured without such registration. There are two kinds of registrations: interim registration and formal registration. The interim registration is valid for one year and applies to fertilizers in the stages of in-the-field testing and test selling. All fertilizers that have completed in-the-field testing and test selling must obtain formal registration which, once obtained, is valid for five years and thereafter may be renewed for five year periods. We have obtained the necessary Formal Fertilizer Registration Certificate for all of our fertilizer products from the PRC Ministry of Agriculture. Such certificate was issued on September 3, 2002 and will expire in December 2007, at which time we will be required to renew the formal registration. We believe that we will be able to renew our formal registration, and obtain any new interim and formal registration that may be required on a timely basis and without significant cost.

As of December 31, 2006, we believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies. As of December 31, 2006, all license fees and filings are current.

If we were to lose any of these licenses, we would only have a limited time to re-apply for such licenses and would face possible regulatory fines. However, such licenses will generally only be revoked under rare circumstances, such as when illegal activities have occurred. We are not subject to any environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names of our directors, officers and significant employees, their ages, all positions and offices that they hold with us, the period during which they have served as such, and their business experience During at least the last five years. The directors will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified. Executive officers will serve at the board's discretion.

Name	Age	Position

Yu Chang	52	Chief Executive Officer, President, Secretary and Director
Xiao Rong Teng	37	Chief Operating Officer
Tao Liang	42	Director
Li Jun Peng	66	Chief Financial Officer and Controller
Ji Wei Zhang	38	Vice President of Administration
Wen Sheng Chen	39	Vice President of Sales
Kelviz Lim Kok Siak	33	Vice President of Finance

Yu Chang: Mr. Chang has been our CEO, President, Secretary and director since February 3, 2005. Since 1994, Mr. Chang has been serving as the chairman of the Board of Directors of Pacific Dragon and Tailong. He has also served as the Chairman of Board of Directors of Yinlong since 1993. Mr. Chang currently spends approximately 10% of his time on the affairs of Yinlong. Mr. Chang graduated from the Heilongjiang Forestry Cadre Management Institute.

Xiao Rong Teng: Ms. Teng has served as our Chief Operating Officer since February 3, 2005 and our director since June 2005. Ms. Teng has served as a director of Pacific Dragon since 2000. She has also served as a director of Tailong since its inception in 2003. Ms. Teng worked for Yinlong from 1994 to 2000 as the General Manager. She worked for Harbin Post & Telecommunication Bureau from 1992 to 1994.

Tao Liang: Mr. Liang has served as our director since June, 2005. Mr. Liang has also served as the Vice General Manager of Pacific Dragon since 2000. Mr. Liang has served as the Vice General Manager of Yinlong from 1997 to the end of 1999. From 1993 to 1996, Mr. Liang served as the General Manager of Tainan Food Processing Factory in Harbin, China. From 1989 to 1992, Mr. Liang served as the Vice General Manager of Taibao Company in Harbin China. Mr. Liang graduated from Renwen Correspondence University.

Li Jun Peng: Ms. Peng has been our Chief Financial Officer and Controller since February 3, 2005. Ms. Peng has been working for Pacific Dragon and later Tailong as the Chief Accountant since August 1997. Ms. Peng graduated from Harbin Institute of Technology in 1968.

Jiwei Zhang: Mr. Zhang has been our Vice President of Administration since August, 2005. Mr. Zhang has served as the Managing Director of Wusu-Salken beer Inc, in The Kyrgyz Republic from 2003 to 2005. From 2001 to 2003, Mr. Zhang served as the Chief accountant and Company Manager of Wusu Beer Group Company in Xinjiang China. From 1995 to 2001, Mr. Zhang served as the Manager and Deputy Director of Accounting Firm in Xinjiang China.

Wen Sheng Chen: Mr. Chen has been our Vice President of Sales since September, 2006. He has served as the General Manager of Fortune Ng Fung Foot Co., Ltd, in Hebei China, from 2001 to 2006. He has also served as the Deputy General Manager of Xinjiang Hops Co., Ltd, in Xinjiang China, from 1995 to 2001. From 1992 to 1995, He has also served as an officer of the Department of Trade and Foreign in Chinese government. Mr. Chen graduated from Renmin University China.

Kelviz Lim Kok Siak: Mr. Lim has been our Vice President of Finance since July, 2007. He is responsible for managing the company's daily financial operations and is the company's key representative interfacing with investors. Mr. Lim previously held various positions at Ernst & Young including Audit Assistant Manager and Senior Accountant. At Ernst & Young, Mr. Lim gained in-depth knowledge of U.S. GAAP accounting, corporate governance and the Sarbanes-Oxley Act of 2002. He worked at Ernst & Young from June 2004 to June 2007. Mr. Lim graduated with honors from Multimedia University, Kuala Lumpur, Malaysia with a Bachelor of Accounting degree. He expects to receive the Association of Chartered Certified Accountants (ACCA) designation in August 2007.

Board Composition and Meetings of the Board of Directors

The Board of Directors is currently composed of three members: Yu Chang, Xiaorong Teng and Tao Liang. All actions of the Board of Directors require the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2006, our Board of Directors met in person 3 times and acted by unanimous written consent 3 times. Through June 30, 2007, our Board of Directors met in person 4 times and acted by written consent 4 times.

Committees and Board Meetings

We do not have a standing audit, nominating or compensation committee or any committee performing a similar function, although we may form such committees in the near future. Since we do not currently have an audit committee, we have no audit committee financial expert. Our entire Board of Directors handles the functions that would otherwise be handled by an audit committee.

In the future, we may search for a qualified independent expert who would be willing to serve on our Board of Directors and who would be willing to act as an audit committee financial expert. Before retaining any such expert, our Board of Directors would make a determination as to whether such person is both qualified and independent.

Audit Committee and Audit Committee Financial Expert

We do not currently have an audit committee financial expert, nor do we have an audit committee. Our entire board of directors, which currently consists of Yu Chang, Xiaorong Teng and Tao Liang, handles the functions that would otherwise be handled by an audit committee. We are in the process of searching for a qualified independent expert who would be willing to serve on our board and who would be willing to act as an audit committee financial expert. Before retaining any such expert, our board would make a determination as to whether such person is independent.

Independent Directors

No member of our Board of Directors qualifies as an "independent director" under the listing requirements of NASDAQ.

As we increase the membership of our Board of Directors, we may add directors who qualified as "independent directors," establish Board committees on which such independent directors may serve and adopt written Board committee charters, as appropriate, to assist in corporate governance.

Policy Regarding Board Attendance

Our directors are expected to attend Board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Compensation

No cash compensation was paid to any member of our Board of Directors for services as a director during the fiscal year ended December 31, 2006 or during the six months ended June 30, 2007. We have no standard arrangement pursuant to which our board of directors is compensated for their services in their capacity as directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than those services ordinarily required of a director. All authorized out-of-pocket expenses incurred by a director on our behalf will be subject to reimbursement upon our receipt of required supporting document of such expenses. No director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On April 12, 2006, our Board of Directors adopted a Code of Ethics to which our Chief Executive Officer, Chief Financial Officer, Controller and any person who may perform similar functions are subject. Currently, Mr. Chang and Ms. Peng are our only officers subject to the Code of Ethics. If we retain additional officers in the future to act as our principal financial officer, principal accounting officer, controller or persons serving similar functions, they would become subject to our Code of Ethics.

The Code of Ethics does not indicate the consequences of a breach of the code. If there is a breach, the Board of Directors would review the facts and circumstances surrounding the breach and take action that it deems appropriate, which action may include dismissal of the employee who breached the code. Currently, since Mr. Chang serves as a director and since he is a controlling stockholder he is largely responsible for evaluating his own conduct under the Code of Ethics and determining what action to take in the event of his own breach of the Code of Ethics.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our Chief Executive Officer and Chief Financial Officer, for services during the last three fiscal years in all capacities to us, our subsidiaries and predecessors. No executive officer received compensation of $100,000 or more in any of the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Yu Chang, CEO, President and Secretary	2006	120,000	-	-	-	-	-	-	120,000

Lijun Peng CFO and Controller	2006	- (1)	-	-	-	-	-	-	-
_____________________________
(1) Lijun Peng had no compensation in 2006 because she was out on long-term sick leave, but still completed the function of the principal Financial officer of the Company.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Employment Contracts

On January 6, 2005, our subsidiary Pacific Dragon entered into an employment agreement with Mr. Yu Chang pursuant to which Mr. Chang was hired as the General Manager of Pacific Dragon. Such agreement has a three year term and is renewable upon mutual agreements between the parties. Pursuant to the agreement, Mr. Chang's annual salary will be determined based on his performance, but shall in no event be less than approximately $15,000 (RMB120,000).

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Delaware law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, and against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Compensation Discussion and Analysis

Background and Compensation Philosophy

We currently have two named executive officers, Yu Chang, our Chief Executive Officer, President and Secretary and the beneficial owner of 44.06% of our stock, and Lijun Peng, Chief Financial Officer and Controller. Our Board of Directors, on which Mr. Chang serves, has historically determined the compensation to be paid to Mr. Chang and Ms. Peng based on the Company's financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and the contributions made by Mr. Chang and Ms. Peng to the success of the Company.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. No pre-established, objective performance goals or metrics have been used by the Board of Directors in determining the compensation of our executive officers. Mr. Chang is involved in the Board's deliberations regarding executive compensation and provides recommendations with respect to his and Ms. Peng's compensation.

As our executive leadership and Board of Directors grows, our Board of Directors may decide to form a compensation committee charged with the oversight of executive compensation plans, policies and programs, but we have no current plans to establish a compensation committee.

Elements of Compensation

We provide our executive officers solely with a base salary to compensate them for services rendered during the year. Our policy of compensating our executives with a cash salary has served the Company well. Because of our history of attracting and retaining executive talent, we do not believe it is necessary at this time to provide our executives discretionary bonuses, equity incentives, or other benefits for the Company to continue to be successful.

Base Salary. The base salary paid to Mr. Chang and Ms. Peng during 2006 was $120,000 and $0 respectively and their 2007 annual compensation is expected to be $120,000 and $0 respectively. All such amounts were paid in cash. The value of base salary reflects each executive's skill set and the market value of that skill set in the sole discretion of the Board of Directors.

Discretionary Bonus. Historically, we have not paid bonus compensation to our executive officers and no bonus compensation was paid to our executive officers in 2006. If the Board of Directors determines to do so in the future, it will be on an ad hoc basis to recognize superior performance by executive officers as determined in the sole discretion of the Board of Directors.

Equity Incentives. The Company and its subsidiaries have not established an equity based incentive program and have not granted stock based awards as a component of compensation. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted if our Board of Directors determines that it is in the best interest of the Company and its stockholders to do so.

Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites. We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive's compensation.

Deferred Compensation. We do not provide our executives the opportunity to defer receipt of annual compensation.

DESCRIPTION OF PROPERTY

Our executive office is located at A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road, Chaoyang District, Beijing, China 100020. The rentable space in this office consists of approximately 318 square meters. The lease agreement has a three-year term which expires in May 2008. The monthly rental payment is approximately $3,625 (RMB 29,000).

We currently lease 9878 square meters in the aggregate for office space and manufacturing facilities in Harbin, China where our subsidiary Pacific Dragon is located. The lease has a 10-year term which runs from January 1, 2004 to January 1, 2014. Our current rent due under this lease is approximately $450,000 (RMB 3,600,000) per year.

In addition, we have an office with a space of 1,000 square feet in Hong Kong which is located at Flat 1605, Emperor Group Centre, 288 Hennessy Road, Way Chain, and Hong Kong. The monthly rent payment is approximately $1,576 (HK$12,233) and the term of the lease expires on May 31, 2006.

We have four factories located in Anhui, Beijing, Chongqing, and Xinjiang. The details of facilities and properties and lease terms are described below.

Factories	Address	Area (m2)	Lease Term	Monthly Rent
Anhui	No. 1188 Changzheng Rd. Gaoxin District, Bangfu City	1338	2006.6.1-2016.5.31	US$ 1,727 (RMB 13,300)
Chongqing	No. 11-3, Industrial Park, Geleshandu City	1874	2007.4.1-2012.3.31	US$ 1,216 (RMB 9370)
Xinjiang	No. 10, Gisi Rd. Industrial Park, Gaoxin District Northern District, Wulumuqi City	3110	2007.6.10-2017.6.10	US$ 3,246 (RMB25,000)
Beijing	No. 8, M2-4 District, Xinggu Industrial Development District, Pinggu District	4484.76	2006.9.15-2011.9.15	US$ 6,794 (RMB52,325)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Parties Transactions

On January 1, 2004, our subsidiary Pacific Dragon entered into a lease agreement with Yinlong pursuant to which Pacific Dragon leases certain factory and office premises from Yinlong. The current annual rental payment is approximately $450,000 (RMB3,600,000). Our CEO, President, Secretary and Director Yu Chang and our Vice President and director Xiaorong Teng, is the 85% and 15% owner of Yinlong, respectively.

On January 6, 2005, our subsidiary Pacific Dragon entered into a license agreement with Mr. Chang. Under this license agreement, Mr. Chang granted an exclusive license to Pacific Dragon for the use of know-how in manufacturing organic liquid compound fertilizer on a royalty-free basis. On December 3, 2005, Mr. Chang and Pacific Dragon entered into another license agreement pursuant to which the term of the license was extended to a permanent license.

In accordance with Section 5.1(f) of Securities Purchase Agreement, dated July 15, 2007 (the “Purchase Agreement”), entered among China Agritech, Inc. (the “Company”), Yu Chang, and the investors named therein, the license agreement entered above between Chang Yu and Pacific Dragon Fertilizers Co. Ltd. (a subsidiary of the Company), has been extended until December 31, 2011.

Director Independence Standards

The Company's Board of Directors has determined that no member of the Board of Directors qualifies as an "independent director" in accordance with the listing requirements of NASDAQ.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 16, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise stated, the address of all persons in the table is c/o China Agritech, Inc., A# Room 0706-0707, The Spaces International Center, No. 8 Dongdaqiao Road, Chaoyang District, Beijing, China 100020.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership[1]	Percent of Class[2]
Common Stock $0.001 par value	Yu Chang	CEO, President, Secretary and Director	10,881,918 [3]	44.06%
Common Stock $0.001 par value	Xiaorong Teng	Vice President of Sales and Director	604,552	2.45%
Common Stock $0.001 par value	Tak Shing Eddie Wong	Vice President of Sale	0	*
Common Stock $0.001 par value	China Tailong Group Limited		10,881,918 [4]	44.06%
Common Stock $0.001 par value	Tao Liang [5]	Director	0	0%
Common Stock $0.001 par value	Lijun Peng	CFO and Controller	0	*
Common Stock $0.001 par value	Tik Man Tsoi [6]	Vice President of Administration	0	*
Common Stock $0.001 par value	All officers and directors as a group (6 persons named above)		11,486,470	46.50%
* Less than 1%.
1 Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common
2 A total of 24,699,615 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.
3 Including 9,188,935 shares of our common stock held by China Tailong Group Limited of which Mr. Chang has 65% ownership.
4 Including 1,692,983 shares of our common stock held by Mr. Yu Chang who has 65% ownership of China Tailong Group Limited.
5 Mr. Liang is a 5% owner of China Tailong Group Limited.
6 Mr. Tsoi is a 30% owner of China Tailong Group Limited.

SELLING STOCK HOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 10,473,588 shares of our common stock that were issued or are issuable to selling stockholders pursuant to separate transactions exempt from registration under the Securities Act of 1933. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus and is prepared based on information supplied to us by the listed selling stockholders and reflects holdings as of April 19, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of August 17, 2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 24,699,615 shares of common stock outstanding as of August 16, 2007.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of us, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to "Security Ownership of Certain Beneficial Owners and Management" above.

The term "selling stockholders" also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

			Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	Beneficial Ownership of Common Stock Prior to Offering (Number of Shares)	Number of shares to be sold under this prospectus	Number of Shares	Percent of Class

Halter Financial Group (1) 12890 Hilltop Rd. Argyle, TX 76226	232,871	232,871	0

			Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	Beneficial Ownership of Common Stock Prior to Offering (Number of Shares)	Number of shares to be sold under this prospectus	Number of Shares	Percent of Class

Little and Company Investment Securities (2) 211 West Wall St. Midland, TX 79701	101,785	101,785	0	*

Travis L. Parr (3) 71 Livernois Rochester Hills, MI 48307-1041	1,628	1,628	0	*

David Parr (4) 2605 Justin Matthews Drive N. Little Rock, AK 72116	1,628	1,628	0	*

James W. McDowell, Jr. (5) P.O. Box 7807 Louisville, KY 40257	1,628	1,628	0	*

Gary C. Evans (6) 2100 La Rochelle Flower Mound, TX 75022	54,342	54,342	0	*

Zhihao Zhang (7) 1119 Shuidian Rd., Bldg. 9, Suite 101 Shanghai, China 200434	476,356	476,356	0	1.9%

Ardsley Offshore Fund, Ltd. (8) Romasco Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	706,979	706,979	0	2.9%

Ardsley Partners Fund II, L.P. (9) 262 Harbor Drive Stamford, CT 6902	528,843	528,843	0	2.1%

Ardsley Partners Institutional Fund, L.P. (10) 262 Harbor Drive Stamford, CT 6902	322,873	322,873	0	1.3%

Pinnacle China Fund, LP(11) 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,902,028	1,902,028	0	7.7%

BFS US Special Opportunities Trust PLC (Frost National Bank FBO) (12) 8080 N. Central Expressway Suite 210, LB-59 Dallas, TX 75206	400,807	400,807	0	1.6%

			Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	Beneficial Ownership of Common Stock Prior to Offering (Number of Shares)	Number of shares to be sold under this prospectus	Number of Shares	Percent of Class

Renaissance US Growth Investment Trust PLC (Frost National Bank FBO) (13) 8080 N. Central Expressway Suite 210, LB-59 Dallas, TX 75206	400,807	400,807	0	*

Chester F. Morrison Jr. (14) P.O. Box 1363 Houma, LA 70391	6,801	6,801	0	*

David Kenkel (15) 148 Wedgewood LN. Whitefish, MT 59937	2,267	2,267	0	*

George Resta Living Trust (16) 854 St. Edmonds PL. Annapolis, MD 21401-6423	4,534	4,534	0	*

Bob Jackson (17) 3880 Tiffany Circle New Castle, OK 73065	4,534	4,534	0	*

Thomas J. Matava (18) 191 Keats Rd. Moorsville, NC 28117	4,534	4,534	0	*

Carolyn Prahl (19) 5133 Lake In The Woods Blvd. Lakeland, FL 33813	4,534	4,534	0	*

James R. Brown (20) 3314 Cornell Dallas, TX 75205	36,034	36,034	0	*

James M. Lynch (21) 1129 Park Avenue River Forest, IL 60305	44,534	44,534	0	*

Edwin B. Young (22) 1801 Deer Path Flower Mound, TX 75022	44,534	44,534	0	*

Michael Studer (23) 4804 Anchor Ct. Flower Mound, TX 75022	4,534	4,534	0	*

			Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	Beneficial Ownership of Common Stock Prior to Offering (Number of Shares)	Number of shares to be sold under this prospectus	Number of Shares	Percent of Class

John H. Trescot Jr. (24) A Ways Away East Palatka, FL 32131	13,332	13,332	0	*

William W. Gay (25) 524 Stockton St. Jacksonville, FL 32204	14,846	14,846	0	*

Michael R. Kindred and Mary A. Kubes-Kindred, Joint Tenants (26) 5810 Windmier Lane Dallas, TX 75252	978	978	0	*

Dennis L. Pecchi (27) 2420 Spring Valley Bedford, TX 76012	97	97	0	*

MidSouth Investor Fund, L.P. (28) C/O Heidtke & Company, Inc., 201 4th Ave, North, Suite 1950, Nashville, TN 37219	175,000	175,000	0	*

Shaker Investments Tower, L.P. (29) 3690 Orange Place, Suite 400 Cleveland, Oh 44122-4466	90,000	90,000	0	*

Whitebox Intermarket Partners, L.P. (30) 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	550,000	550,000	0	2.2%

Straus-GEPT Partners, L.P. (31) C/O Straus Asset Management 320 Park Avenue, 10th Floor New York, NY 10022	302.500	302,500	0	1.2%

Straus Partners, LP (32) C/O Straus Asset Management 320 Park Avenue, 10th Floor New York, NY 10022	247.500	247,500	0	1.0%

Harborview Master Fund, L.P. (33) 850 Third Ave, Suite 1801 New York, NY 10022	92,000	92,000	0	*

			Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	Beneficial Ownership of Common Stock Prior to Offering (Number of Shares)	Number of shares to be sold under this prospectus	Number of Shares	Percent of Class

Spinner Global Technology Fund, Ltd. (34) Attn: Arthur Spinner 450 Park Avenue, Suite 1400 New York, NY 10022	425,000	425,000	0	1.7%

Crown Investment Partners, LP (35) Attn: CHRIS H. PAULI P.O. Box 410797 St. Louis, MO 63141	90,000	90,000	0	*

EGATNIV, LLC (36) Attn: Joshua Greenburg 150 West 46th St., 6th Floor New York, NY 10036	37,000	37,000	0	*

Goldman Sachs Credit Partners, L.P. (37) Attn: Michael Haberkorn 1 New York Plaza New York, NY 10004	1,111,000	1,111,000	0	4.5%

SRB Greenway Capital (QP), L.P. (38) Attn: George Lee 300 Crescent Court Suite 1111 Dallas, TX 75201	319,800	319,800	0	1.3%

SRB Greenway Capital, L.P. (39) Attn: George Lee 300 Crescent Court Suite 1111 Dallas, TX 75201	36,900	36,900	0	*

SRB Greenway Offshore Operating Fund (40) Attn: George Lee 300 Crescent Court Suite 1111 Dallas, TX 75201	13,300	13,300	0	*

Jayhawk Private Equity Fund, L.P. (41) Attn: Michael D. Schmitz 5410 West 61st Place Suite 100 Mission, KS 66205	1,045,193	1,045,193	0	4.2%

			Beneficial Ownership of Common Stock After the Offering
Selling Stockholder	Beneficial Ownership of Common Stock Prior to Offering (Number of Shares)	Number of shares to be sold under this prospectus	Number of Shares	Percent of Class

Jayhawk Private Equity Fund Co-Invest Fund, L.P. (42) Attn: Michael D. Schmitz 5410 West 61st Place Suite 100 Mission, KS 66205	65,807	65,807	0	*

Guerilla Partners, L.P. (43) Attn: Peter Siris 237 Park Ave, 9th Floor New York, NY 10017	75,000	75,000	0	*

Hua - Mei 21st Century Partners, LP (44) C/O Guerilla Capital 237 Park Ave, 9th Floor New York, NY 10017	90,000	90,000	0	*

Roth Capital Partners (45) 24 Corporate Plaza Newport Beach, CA 92660	388,920	388,920	0	15.7%

TOTAL	10,473,588	10,473,588	0	41.4%
*Less than 1%

(1) [Including 232,871 shares beneficially owned by Timothy P. Halter, the sole officer and director of Halter Financial Group, Inc.]
(2) Includes 101,785 shares of our common stock. Glenn A. Little is the President of Little and Company Investment Securities and has voting and investment control over securities held by Little and Company Investment Securities.
(3) Includes 1,628 shares of our common stock.
(4) Includes 1,628 shares of our common stock.
(5) Includes 1,628 shares of our common stock.
(6) Includes 54,342 shares of our common stock.
(7) Includes 476,356 shares of our common stock.
(8) Includes 706,979 shares of our common stock. Philip J. Hempleman is the Investment Advisor for Ardsley Offshore Fund, Ltd. and has voting and investment control over securities held by Ardsley Offshore Fund, Ltd.
(9) Includes 528,843 shares of our common stock. Philip J. Hempleman is the General Partner of Ardsley Partners Fund, II, L.P. and has voting and investment control over securities held by Ardsley Partners Fund, II, L.P.
(10) Includes 322,873 shares of our common stock. Philip J. Hempleman is the General Partner of Ardsley Partners Institutional Fund, L.P. and has voting and investment control over securities held by Ardsley Partners Institutional Fund, L.P.
(11) Includes 2,036,024 shares of our common stock. Pinnacle China Advisors, L.P. is the General Partner of Pinnacle China Fund, L.P. Pinnacle China Management, L.L.C. is the General Partner of Pinnacle China Advisors, L.P. Kitt China Management, L.L.C. is the Manager of Pinnacle China Management, L.L.C. Barry M. Kitt is the Manager of Kitt China Management, L.L.C. Mr. Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle China Fund, L.P. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.
(12) Includes 400,807 shares of our common stock. Russell Cleveland is President of RENN Capital Group, Inc., the investment advisor for the fund and has voting and investment control over securities held by US Special Opportunities Trust PLC. Mr. Cleveland disclaims beneficial ownership of the securities held by US Special Opportunities Trust PLC.
(13) Includes 400,807 shares of our common stock. Russell Cleveland is President of RENN Capital Group, Inc. which is the investment advisor for the fund and has voting and investment control over securities held by Renaissance US Growth Investment Trust PLC. Mr. Cleveland disclaims beneficial ownership of the securities held by Renaissance US Growth Investment Trust PLC.
(14) Includes 6,801 shares of our common stock.
(15) Includes 2,267 shares of our common stock.
(16) Includes 4,534 shares of our common stock. George Resta is Trustee and has voting and investment control over securities held by the George Resta Living Trust.
(17) Includes 4,534 shares of our common stock.
(18) Includes 4,534 shares of our common stock.
(19) Includes 4,534 shares of our common stock.
(20) Includes 44,534 shares of our common stock.
(21) Includes 44, 534 shares of our common stock.

(22) Includes 44,534 shares of our common stock.
(23) Includes 4,534 shares of our common stock.
(24) Includes 14,843 shares of our common stock.
(25) Includes 14, 846 shares of our common stock.
(26) Includes 4,881 shares of our common stock. Michael R. Kindred and Mary A. Kubes-Kindred are deemed to have voting and investment control over securities held by Michael R. Kindred and Mary A. Kubes-Kindred, Joint Tenants.
(27) Includes 4,881 shares of our common stock.
(28) Includes 175,000 shares of our common stock. Lyman O. Heidtke has voting and investment control over securities held by MidSouth Investor Fund, LP.
(29) Includes 90,000 shares of our common stock. Edward P. Hemmelgarn is the General Partner of Shaker Investments Tower, Fund LP. and has voting and investment power over securities held by Shaker Investments Tower, L.P.
(30) Includes 550,000 shares of our common stock. Andrew J. Redleaf is the Managing Member of Whitebox Intermarket Partners, LP. and has voting and investment control over securities held by Whitebox Intermarket Partners, LP.
(31) Includes 302,500 shares of our common stock. Melville Straus has voting and investment control over securities held by Straus-GEPT Partners, LP.
(32) Includes 247,500 shares of our common stock. Melville Straus has voting and investment control over securities held by Straus Partners, LP.
(33) Includes 45,000 shares of our common stock. Morton A. Cohen has voting and investment control over securities held by Clarion World Offshore Fund, Ltd.
(34) Includes 92,000 shares of our common stock. Harborview Advisors LLC is the General Partner of Harborview Master Fund, L.P. and Richard Rosenblum and David Stefansky are the Managers of Harborview Advisors, LLC. and share voting and investment control over securities held by Harborview Master Fund, L.P.
(35) Includes 425,000 shares of our common stock. Art Spinner, Steven DeLuca and Joseph To have voting and investment control over securities held by Spinner Global Technology Fund, Ltd. Art Spinner, Steven DeLuca and Joseph To disclaim beneficial ownership of the securities held by Spinner Global Technology Fund, Ltd.
(36) Includes 90,000 shares of our common stock. Chris H. Pauli has voting and investment control over securities held by Crown Investor Partners, LP.
(37) Includes 1,111,000 shares of our common stock. Buckley Ratchford has voting and investment control over securities held by   Goldman Sachs Credit Partners, L.P.
(38) Includes 319,800 shares of our common stock. SRB Management, L.P. is the General Partner of SRB Greenway Capital, L.P., BC Advisors, L.P. is the General Partner of SRB Management, L.P., and Steven R. Becker is the sole member of BC Advisors, LLC and has voting and investment control over securities held by SRB Greenway Capital (QP), L.P.
(39) Includes 36,900 shares of our common stock. SRB Management, L.P. is the General Partner of SRB Greenway Capital, L.P., BC Advisors, L.P. is the General Partner of SRB Management, L.P., and Steven R. Becker is the sole member of BC Advisors, LLC and has voting and investment control over securities held by SRB Greenway Capital, L.P.
(40) Includes 13,300 shares of our common stock. SRB Management, L.P. is the General Partner of SRB Greenway Capital, L.P., BC Advisors, L.P. is the General Partner of SRB Management, L.P., and Steven R. Becker is the sole member of BC Advisors, LLC and has voting and investment control over securities held by SRB Greenway Offshore Operating Fund.
(41) Includes 1,045,193 shares of our common stock. Kent C. McCarthy has voting and investment control over securities held by Jayhawk Private Equity Fund, L.P.
(42) Includes 65,807 shares of our common stock. Kent C. McCarthy has voting and investment control over securities held by Jayhawk   Private Equity Fund Co-Invest Fund, L.P.
(43) Includes 75,000 shares of our common stock. Peter Siris and Leigh S. Curry have voting and investment control over securities held by voting and investment control over securities held by Guerilla Partners, L.P.
(44) Includes 90,000 shares of our common stock. Peter Siris and Leigh S. Curry have voting and investment control over securities held by voting and investment control over securities held by Hua-Mei 21st Century Partners, L.P.
(45) Includes 388,920 of our warrants. Byron C. Roth and Gordon J. Roth have voting and investment control over securities held by Roth Capital Partners, LLC.

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our Certificate of Incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, Certificate of Incorporation and bylaws. Our Amended and Restated Certificate of Incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part. This description is meant to be summary in nature and is qualified in its entirety by reference to the complete versions of the documents.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 16, 2007, 24,699,615 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to receive dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities. Upon liquidation, dissolution, or winding up of us, and after payment of creditors and preferred stockholders, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued, and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

There are no shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

We have granted Roth Capital Partners a three-year warrant to purchase 388,920 shares of our Common Stock exercisable at $2.70 per share.

The exercise price of the foregoing warrant was determined based on the offering price of our common stock sold in the private placement transaction completed on July 5, 2007.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Securities Transfer Corporation and its telephone number is (469) 633-0101.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of our Certificate of Incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 16, 2007, we had outstanding 24,699,615 shares of common stock.

Shares Covered by this Prospectus

All of the 11,698,119 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of August 16, 2007 would equal 246,996 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD's Electronic Bulletin Board, which is not an "automated quotation system," our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above. In addition, in the SEC's interpretive letter to the NASD, the SEC concluded that promoters or affiliates of blank check companies and their transferees would be deemed underwriters, under the Act, when reselling the securities of a blank check company. The letter goes on to state that the securities held by the persons referenced above can only be sold through a registered offering and not in reliance on Rule 144. From 1986 through February 2005, the date we completed the exchange with Tailong, we were a blank check company, therefore, shares of our common stock issued during this period cannot be sold in reliance on Rule 144 and are registered in this offering.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus. Other than the 89,403 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that none of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 59,028 of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed, negotiated or prevailing prices. The shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in the Company’s securities or derivatives of the Company’s securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid Brown Raysman & Steiner LLP, Washington, D.C.

EXPERTS

The financial statements for China Agritech, Inc. included in this prospectus and in the registration statement have been audited by Kabani & Company, Inc., an independent registered accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report, given the authority of said firm as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no disagreements with Kabani & Company, Inc. on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended, under the Securities Act in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CHINA AGRITECH, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR SIX MONTHS PERIOD ENDED JUNE 30, 2007 AND

THE YEAR ENDED DECEMBER 31, 2006, 2005, AND 2004

Page
Report of Independent Registered Public Accounting Firm	F-1-2
Consolidated Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006	F-3
Consolidated Income Statements for the three month and six month periods ended June 30, 2007 and 2006 (unaudited)	F-4
Consolidated Statements of Cash Flows for six months ended June 30, 2007 and 2006 (unaudited)	F-5
Notes to Financial Statements	F-6-20
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-21
Consolidated Income Statements for the years ended December 31, 2006, 2005 and 2004	F-22
Consolidated Statements of Stockholders' Equity for the years ended December 31, 2006, 2005 and 2004	F-23
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-24
Notes to Financial Statements	F-25-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
China Agritech and Subsidiaries

We have audited the accompanying consolidated balance sheets of China Agritech Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the two year periods ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Agritech Inc. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their consolidated cash flows for the two year periods ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California

March 10, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF CHINA TAILONG HOLDINGS COMPANY LIMITED
(Predecessor entity of China Agritech, Inc.)

We have audited the consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2004 of China Tailong Holdings Company Limited and, Pacific Dragon Fertilizers Limited, its subsidiary (Predecessor entities of China Agritech, Inc.) These consolidated financial statements are the responsibility of the management of China Tailong Holdings Company Limited. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of China Tailong Holdings Company Limited (Predecessor entity of China Agritech, Inc.) for the year then ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.
Huntington Beach, California

April 10, 2005

CHINA AGRITECH, INC. CONSOLIDATED BALANCE SHEETS
	June 30, 2007	December 31, 2006
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$4,768,011	$6,430,009
Restricted cash	18,061	100,028
Accounts receivable, net	21,093,412	12,239,073
Inventories	6,604,427	1,322,244
Advances to suppliers	2,341,497	8,038,974
Prepayments and other receivables	614,106	382,463

Total Current Assets	35,439,514	28,512,791

Construction In Process	1,070,974	-

Property, Plant, And Equipment, Net	2,429,630	2,514,123

Total Assets	$38,940,118	$31,026,914

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$479,783	$108,886
Accrued liabilities and other payables	1,564,617	871,495
Amount due to related parties	1,173	954
Taxes payable	1,907,892	1,028,885

Total Current Liabilities	3,953,465	2,010,220

Minority Interests	2,778,565	2,160,575

Commitments	-	-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 19,143,615 shares issued and outstanding	19,144	19,144
Additional paid in capital	12,621,447	12,619,049
Statutory reserve	3,535,137	2,790,916
Accumulated other comprehensive income	1,433,061	601,288
Retained earnings	14,599,299	10,825,722

Total Stockholders' Equity	32,208,088	26,856,119

Total Liabilities and Stockholders' Equity	$38,940,118	$31,026,914

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	THREE MONTH PERIODS ENDED JUNE 30,		SIX MONTH PERIODS ENDED JUNE 30,
	2007	2006	2007	2006

Net sales	$9,866,891	$10,235,393	$18,478,632	$15,920,790
Cost of sales	(4,115,279)	(4,852,452)	(8,216,104)	(7,717,767)
Gross profit	5,751,612	5,382,941	10,262,528	8,203,023
Operating expenses
Selling expenses	(790,784)	(688,021)	(1,404,786)	(1,161,529)
General and administrative expenses	(464,090)	(797,978)	(1,012,157)	(1,209,443)
Total operating expenses	(1,254,874)	(1,485,999)	(2,416,943)	(2,370,972)
Income from operations	4,496,738	3,896,942	7,845,585	5,832,051
Other income (expense)
Other (expense) income	3,985	(26,179)	31,881	(32,289)
Finance income (expense)	(1,718)	9,722	(1,927)	9,841

Total other income (expense)	2,267	(16,457)	29,954	(22,448)
Income before income taxes and minority interest	4,499,006	3,880,485	7,875,540	5,809,603
Provision for income taxes	(1,544,137)	(1,482,294)	(2,804,192)	(2,250,335)
Income before minority interests	2,954,869	2,398,191	5,071,348	3,559,268
Minority interests	(320,726)	(310,389)	(552,077)	(457,138)
Net income	2,634,143	2,087,802	4,519,271	3,102,130
Other comprehensive income
Foreign currency translation adjustment	327,124	70,635	831,773	140,427
Comprehensive income	$2,961,267	$2,158,437	$5,351,044	$3,242,557
Basic and diluted weighted average shares outstanding	19,143,615	19,143,615	19,143,615	18,343,615
Basic and diluted net earnings per share	$0.14	$0.11	$0.24	$0.17

The basic and diluted shares are the same because there are no anti dilutive effects.
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA AGRITECH, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

	2007	2006
Cash flows from operating activities:
Net income	$4,519,271	$3,102,130
Adjustments to reconcile net income to net cash
used in operating activities:
Stock based compensation	2,398	1,817
Minortiy Interest	552,077	457,138
Depreciation	166,992	54,776
Decrease (increase) in current assets:
Accounts receivable	(8,415,620)	(5,349,097)
Other receivable	(121,396)	(1,243,333)
Inventory	(5,137,954)	(711,048)
Advances to suppliers	5,827,972	195,504
Prepaid expenses	(96,012)	-
Advance to related parties	-	(57,956)
Due from shareholders	1,246	(130,616)
Increase (decrease) in current liabilities:
Accounts payable	370,903	368,752
Other payable	514,578	(2,687)
Tax payable	840,414	955,269
Accrued expenses	148,459	-
Net cash used in operating activities	(826,672)	(2,359,351)

Cash flows from investing activities:
Acquisition of property & equipment	(82,499)	(657,138)
Construction in progress	(1,070,974)	-
Restricted cash	81,546	-
Net cash used in investing activities	(1,071,927)	(657,138)

Cash flows from financing activities:
Issuance of shares for cash	-	11,079,705

Effect of exchange rate change on cash and cash equivalents	236,601	36,116

Net increase (decrease) in cash and cash equivalents	(1,661,998)	8,099,332

Cash and cash equivalents, beginning of year	6,430,009	530,831

Cash and cash equivalents, end of year	$4,768,011	$8,630,163

Supplement disclosure of cash flow information:
Interest expense paid	$-	$-
Income taxes paid	$3,760,570	$1,333,678

The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

China Agritech, Inc. (the "Company") was originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Throughout our existence we have changed our business model several times, and conducted no substantive business from 1986 until February 2005 as discussed below.

On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary of the same name for the purpose of changing our corporate domicile from Nevada to Delaware.

We have experienced several corporate name changes as follows: Argyle Corporation in January 1960, Basic Empire in November 1963, Basic Empire Corp in December 1976 and China Agritech, Inc. in May 2005.

On December 25, 2004, the Company, China Tailong Holdings Company Limited ("Tailong"), and the stockholders of Tailong (the "Tailong stockholders") entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such reorganization became effective on February 3, 2005. The Reorganization Agreement provided for the acquisition by the Company from the Tailong stockholders of all of the issued and outstanding Tailong shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Company, whereby the Tailong stockholders obtained control of the Company and in this connection, Tailong became a wholly-owned subsidiary of the Company.

As a result of the acquisition of Tailong, the Company became a fertilizer manufacturer and now conducts operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, Tailong and Tailong's 90% owned subsidiary, Pacific Dragon Fertilizers Co. Ltd. ("Pacific Dragon").

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. On October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operation. Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Associations provide for a term of 15 years with registered capital of $500,000. Pacific Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in several provinces of China. Pacific Dragon conducts ongoing research and development to enhance concentration of the organic liquid compound fertilizer and lower the manufacturing cost. Our major products include "LvLingBao II", LvLingBao III" and "Tailong I".

Prior to the acquisition of Tailong, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction has been treated as a reverse acquisition and a recapitalization. Transaction costs incurred in the reverse acquisition have been charged to expense.

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (CONT’D)

On April 21, 2005, the Company filed a Form Definitive 14C - Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 giving notice that the Company received written consents in lieu of a meeting from the holders of a majority of the Company's issued and outstanding common stock of a proposal to amend and restate the Company's Certificate of Incorporation (the "Restatement") to effect, among other things, a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. The Form Definitive 14C became effective on May 12, 2005 when the Company filed its amended and restated Certificate of Incorporation with the Secretary of the State of Delaware. The effect of this action is reflected in the Company's financial statements as of the first day of the first period presented.

On June 29, 2006, the Company established a wholly owned subsidiary, Anhui Agritech Agriculture Development Limited (“Anhui Agritech”). Anhui Agritech engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

On November 1, 2006, the Company and the stockholders of CAI Investment, Inc (the “CAI stockholders”) entered into an equity transfer agreement. The CAI stockholders transferred 100% equity interest in CAI Investment, Inc. (“CAI”) to the Company in exchange for USD1,000.

Prior to the equity transfer, CAI established a wholly owned subsidiary, Agritech Fertilizer Limited (“Agritech Fertilizer”). Agritech Fertilizer engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2006. The results of the six month period ended June 30, 2007 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2007.

a.	Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, CAI Investment Inc. and its wholly owned operating subsidiary, Beijing Agritech, Anhui Agritech, Tailong and its 90% owned subsidiary, Pacific Dragon (collectively "the Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

b.	Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

c.	Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

d.	Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company gives most clients an extended credit policy for one year. As of June 30, 2007 and December 31, 2006, the Company had accounts receivable of $21,093,412 and $12,239,073, net of allowance of $106,000 and $170,236 respectively.

e.	Advances to suppliers

The Company advances to certain vendors for purchase of its material. As of June 30, 2007 and December 31, 2006, the advances to suppliers amounted to $2,341,498 and $8,038,974, respectively.

f.	Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or net realizable value. The management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

g.	Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 15 years for machinery; 3 to 5 years for leasehold improvement, 5 to 10 years for office equipment; and 3 to 5 years for motor vehicles.

h.	Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the six months ended June 30, 2007 and 2006.

i.	Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

j.	Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the three months ended June 30, 2007 and 2006 were $97,723 and $163,088. Advertising costs for the six months ended June 30, 2007 and 2006 were $191,774 and $327,377, respectively.

k.	Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

l.	Foreign currency translation

The Company uses the United States dollar ("U.S. dollars" or “US$”) for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency is recorded as a separate component in the equity section of the balance sheet, as a component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

In particular, Renminbi ("RMB"), the PRC's official currency, is the functional currency of Pacific Dragon. Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.28: US$1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

m.	Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

n.	Earning per share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earning per share were $0.24 and $0.17 for the six months ended June 30, 2007 and 2006 and $0.14 and $0.11 for the three months ended June 30, 2007 and 2006.

o.	Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing of fertilizers in China.

p.	Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

q.	Recent Accounting Pronouncements (cont’d)

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement
2.	The date that adoption is required
3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

r.	Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.	RESTRICTED CASH

Proceeds amounting to $1,350,000 from the issuance of shares during 2005 were deposited in an escrow account. The purchase price was to be released from escrow. In accordance with the terms of the stock purchase agreement, $600,000 of the proceeds was kept in a trust account for a certain corporate communication program. The current balance is 18,061.

4.	INVENTORIES

Inventories consist of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Raw materials	$4,430,762	$483,100
Packing materials	294,850	46,133
Finished goods	1,878,815	791,380
Work-in-progress	-	1,631
	$6,604,427	$1,322,244

5.	PREPAYMENTS AND OTHER RECEIVABLE

As of June 30, 2007 and December 31, 2006, prepayments and other receivable amounted to $614,106 and $382,463, respectively. Prepayments and other receivable include mainly prepaid rent and advanced travel expenses to employees.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Manufacturing machinery	$2,451,992	$2,388,716
Leasehold improvements	61,005	57,706
Office equipment	296,338	228,172
Motor vehicles	290,328	342,570
	3,099,663	3,017,164
Less: Accumulated depreciation	(670,033)	(503,041)

	$2,429,630	$2,514,123

Depreciation expenses for the three months ended June 30, 2007 and 2006 were $85,852 and $29,356. Depreciation expenses for the six months ended June 30, 2007 and 2006 were $166,992 and $54,776, respectively.

7.	CONSTRUCTION IN PROCESS

The construction in process amounted to $1,070,974 and $0 as of June 30, 2007 and December 31, 2006. The construction in process is consisted of plant and equipments for the newly established plants in Chongqing and Xinjiang in China.

8.	AMOUNTS DUE TO RELATED PARTIES

The amounts due to related parties were the advances to the Company’s officers and shareholders, and were unsecured, non-interest bearing and due on demand. Amounts due to related parties were $1,173 and $954 as of June 30, 2007 and December 31, 2006, respectively.

9.	ACCRUED LIABILITIES AND OTHER PAYABLES

Accrued expenses and other payables of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
	(Unaudited)

Accrued commission payable	$734,800	$577,571
Accrued professional expense	-	90,000
Other accrued expenses	186,578	17,678
Vendor deposits	47,379	148,395
Other payables	595,860	37,851

	$1,564,617	$871,495

10.	TAXES PAYABLES

Taxes payables consist of the following as of June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006

Income tax payable	$1,634,954	$880,716
VAT tax payable	265,382	144,641
Individual income tax payable	482	1,002
Others	7,074	2,526
	$1,907,892	$1,028,885

11.	INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2007 and 2006, there was no significant book to tax differences.

Local PRC income tax

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes for the three and six months ended June 30, 2007 and 2006 consisted of the following:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for China income and local tax	$1,535,605	$1,482,294	$2,751,321	$2,250,335
Deferred taxes for China	-	-	-	-
Provision for US income and local tax	8,532	-	52,871	-
Total provision for income taxes	$1,544,137	$1,482,294	$2,804,192	$2,250,335

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate at June 30,

	2007	2006
	(Unaudited)	(Unaudited)

Tax at statutory rate	34%	34%
Foreign tax rate difference	-1%	-1%
Net operating loss in other tax jurisdiction for where no benefit is realized	3%	6%

	36%	39%

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. The Company is currently evaluating the effect of the new EIT law will have on its financial position.

12.	MINORITY INTEREST

The amounts of $2,778,565 and $2,160,575, as of June 30, 2007 and December 31, 2006, represent the 10% interest of our minority shareholder, Harbin Yinlong Enterprise Co., Ltd., a related party of the Company, in Pacific Dragon.

13.	CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Pacific Dragon's operations are all carried out in the PRC. Accordingly, Pacific Dragon's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

Pacific Dragon's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Pacific Dragon's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

14.	MAJOR CUSTOMERS AND VENDORS

There were no major customers which accounting over 10% of the total net revenue for the six months ended June 30, 2007 and 2006.

Four vendors provided 69.8% of the Company’s raw materials for the six months ended June 30, 2007 with each vendor individually accounting for about 22.1%, 20.2%, 16.6% and 10.9%. Three vendors provided 76% of the Company’s dollar value of raw materials for the year ended December 31, 2006 with each individually accounting for about 34%, 27% and 15%. The Company had $57,054 and $74,785 accounts payable to these vendors as of June 30, 2007 and December 31, 2006, respectively.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

15.	STOCKHOLDERS’ EQUITY

On January 13, 2006, the Company entered into a stock purchase agreement for the sale of 4,800,000 shares of the Company's common stock for $2.50 per share for a total of $12,000,000. The proceeds have been received in March, 2006. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital.

16.	STOCK OPTIONS

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment ("SFAS No. 123R"), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, the Company recognized $2,398 and $1,817 in share-based compensation expense for the six months ended June 30, 2007 and 2006. The Company recognized $1,197 and $0 in share-based compensation expenses for the three months ended June 30, 2007 and 2006. The impact of this share-based compensation expense on the Company's basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

On May 10, 2006, the Company granted an unrelated party 125,000 stock options vesting over 5 years proportionately.  The option exercise price is $3.50. The fair value of the shares at the time of granting of the options was $3.00. Following is a summary of the stock option activity:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2006	0	$0.00	$0.00
Granted	125,000	$3.50	$0.00
Forfeited	-	-	-
Exercised	-	-	-
Outstanding, June 30, 2007	125,000	$3.50	$0.00

Following is a summary of the status of options outstanding at June 30, 2007:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.50	125,000	3.75	$3.50	125,000	$3.50

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	6.0%
Expected life of the options	5.00 years
Expected volatility	80%
Expected dividend yield	0

17.	STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i)	Making up cumulative prior years' losses, if any;

ii)
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company has allocated 10% of its net income to surplus. The amount included in the statutory reserves as of June 30, 2007 and 2006 amounted to $2,356,758 and $1,860,610, respectively.

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount included in the statutory reserves as of June 30, 2007 and 2006 amounted to $1,178,379 and $930,306, respectively.

18.	RELATED PARTY TRANSACTIONS AND COMMITMENTS AND LEASES

On January 6, 2005, Pacific Dragon entered into a License Agreement with Mr. Chang Yu, director of the Company. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009.

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with Harbin Yinlong Enterprise Co. Ltd. ("Harbin Yinlong"), the joint venture partners holding 10% equity interest in Pacific Dragon to lease two factory plants and one office building with a total floor area of 7,018 sq. meters for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB 1,200,000 (equivalent to $144,578). The tenancy agreement was revised by increasing the annual rent to RMB 3,600,000 (equivalent to $442,800) effective from July 1, 2005. During the three months ended June 30, 2007 and 2006, the Company paid RMB 900,000 (equivalent to $111,043) to Harbin Yinlong. During the six months ended June 30, 2007 and 2006, the Company paid RMB 1,800,000 (equivalent to $222,086) Harbin Yinlong.

The Company incurred rent expenses $337,758 and $310,553 for the six-month periods ended June 30, 2007 and 2006 and $199,950 and $155,276 for the three-month periods ended June 30, 2007 and 2006. The rent expenses for the next five years after June 30, 2007 are as follows:

Year 2007	$276,109
Year 2008	513,223
Year 2009	491,399
Year 2010	490,303
Year 2011	490,303
Year 2012 and thereafter	1,031,027
$3,292,365

19.	SUBSEQUENT EVENTS

On June 29, 2007, we entered into a Securities Purchase Agreement with accredited investors pursuant to which we issued and sold 5,556,000 shares of our Company’s common stock equaling 29.02% of the issued and outstanding capital stock of the Company, for a purchase price, in the aggregate, of $15,001,200 or $2.70 per share which was completed on July 5, 2007.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$6,430,009	$255,831
Restricted cash	100,028	275,000
Accounts receivable, net	12,239,073	8,525,185
Inventories	1,322,244	72,827
Advances to suppliers	8,038,974	2,076,252
Prepayments and other receivables	382,463	376,064

Total Current Assets	28,512,791	11,581,159

Property, Plant and Equipment, net	2,514,123	1,065,146

Total Assets	$31,026,914	$12,646,305

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$108,886	$115,024
Accrued expenses and other payables	871,495	616,363
Amount due to related parties	954	56,702
Tax payables	1,028,885	562,355

Total Current Liabilities	2,010,220	1,350,444

Minority Interests	2,160,575	1,237,910

Commitments	-	-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares
authorized, shares issued and outstanding 19,143,615
and 14,343,615	19,144	14,344
Additional paid-in capital	12,619,049	1,547,741
Statutory reserves	2,790,916	1,731,067
Accumulated other comprehensive income	601,288	228,566
Retained earnings	10,825,722	6,536,233

Total Stockholders' Equity	26,856,119	10,057,951

Total Liabilities and Stockholders' Equity	$31,026,914	$12,646,305
The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
	2006	2005	2004
Net revenue	$29,525,577	$25,335,316	$15,850,044
Cost of revenue	(14,161,358)	(12,848,958)	(8,153,463)
Gross profit	15,364,219	12,486,358	7,696,581
Operating expenses
Selling expenses	(2,983,756)	(2,372,151)	(1,443,943)
Operating and administrative expenses	(2,015,252)	(2,633,522)	(517,831)
Total operating expenses	(4,999,008)	(5,005,673)	(1,961,774)
Income from operations	10,365,211	7,480,685	5,734,807
Other income (expense)
Other income	98,617	-	933
Finance costs	(3,590)	(160)	(115)
Total other income (expense)	95,027	(160)	818
Income before income taxes and minority interests	10,460,238	7,480,525	5,735,625
Provision for income taxes	(4,248,144)	(3,173,533)	(1,982,252)
Income before minorityinterests	6,212,094	4,306,992	3,753,373
Minority interests	(862,756)	(631,113)	-
Net income	5,349,338	3,675,879	3,753,373
Other comprehensive income
Foreign currency translation adjustment	372,722	228,566	-
Other comprehensive income	$5,722,060	$3,904,445	$3,753,373
Basic and diluted weighted average shares outstanding	18,735,944	13,945,937	13,435,143
Basic and diluted net earnings per share	$0.29	$0.26	$0.28
Baisc and diluted weighted average shares outstanding are the same as there is no antidilutive effect.
The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Common stock
	Number of shares	Amount	Partners; capital	Additional paid-in capital	Statutory reserves	Other comprehensive income	Retained earnings	Total
Balance at January 1, 2004	241,833	$242	$450,575	$(241)	$-	$21,714	$4,463,150	$4,935,440
Stock issued for cash	11,849,796	11,850	-	(11,838)	-	-	-	12
Changes due to merger between entities undercommon control	-	-	(450,575)	276,131	-	797	-	(173,647)
Net income for the year	-	-	-	-	-	-	3,753,373	3,753,373
Dividend paid during the year	-	-	-	-	-	-	(3,137,297)	(3,137,297)
Transfer to statutory reserves	-	-	-	-	870,531	-	(870,531)	-
Balance at December 31, 2004	12,091,629	12,092	-	264,052	870,531	22,511	4,208,695	5,377,881
Recapitalization on reverse acquisition	1,343,514	1,344	-	(1,344)	-	-	-	-
Stock issued for cash	908,472	908	-	1,349,092	-	-	-	1,350,000
Reclassification and adjustment to minority interest	-	-	-	(64,059)	(89,895)	(49,207)	(397,910)	(601,071)
Foreign currency translation	-	-	-	-	-	255,262	-	255,262
Net income for the year	-	-	-	-	-	-	3,675,879	3,675,879
Transfer to statutory reserves	-	-	-	-	950,431	-	(950,431)	-
Balance at December 31, 2005	14,343,615	14,344	-	1,547,741	1,731,067	228,566	6,536,233	10,057,951
Stock issued for cash	4,800,000	4,800	-	11,074,905	-	-	-	11,079,705
Stock option expenses	-	-	-	(3,597)	-	-	-	(3,597)
Foreign currency translation	-	-	-	-	-	372,722	-	372,722
Net income for the year	-	-	-	-	-	-	5,349,338	5,349,338
Transfer to statutory reserves	-	-	-	-	1,059,849	-	(1,059,849)	-
Balance at December 31, 2006	19,143,615	$19,144	$-	$12,619,049	$2,790,916	$601,288	$10,825,722	$26,856,119
	The accompanying notes are an integral part of these consolidated financial statements

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$5,349,338	$3,675,879	$3,753,373
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock based compensation	(3,597)	-	-
Minority Interest	862,756	631,113	-
Depreciation	155,292	102,901	103,679
Loss on disposal of fixed assets	-	-	36,141
Delivery charges	-	-	(387)
Decrease / (Increase) in current assets:
Accounts receivable	(3,357,026)	(2,759,236)	(3,581,853)
Other receivables	55,024	(65,730)	103,886
Inventory	(1,502,205)	487,630	431,537
Advances to suppliers	(5,769,071)	(1,914,346)	-
Prepayments	(62,887)	100,289	232,500
Other assets	2,024	(226,162)	-
(Decrease) / Increase in current liabilities:
Accounts payable	262,020	(281,234)	127,299
Tax payables	365,731	131,998	(50,489)
Accrued expenses and other payables	305,739	280,280	(23,712)
Net cash provided by (used in) operating activities	(3,336,862)	163,382	1,131,974
Cash flows from investing activities:
Acquisition of property & equipment	(1,541,812)	(8,238)	(11,789)
Restricted cash	174,972	(275,000)	-
Proceeds from disposal of fixed assets	-	-	205
Net cash used in investing activities	(1,366,840)	(283,238)	(11,584)
Cash flows from financing activities:
Repayment of instalment loan	-	-	(9,639)
Payments to shareholders / related parties	(51,312)	(1,026,846)	2,053,998
Capital contributed	11,079,705	1,350,000	12
Dividend paid	-	-	(3,137,297)
Net cash provided by (used in) financing activities	11,028,393	323,154	(1,092,926)
Net increase in cash and cash equivalents	6,324,691	203,298	27,464
Effect of exchange rate change on cash and cash equivalents	(150,513)	14,468	-
Cash and cash equivalents, beginning of year	255,831	38,065	10,601
Cash and cash equivalents, end of year	$6,430,009	$255,831	$38,065
Supplement disclosure of cash flow information:
Interest expense paid	$3,590	$160	$115
Income taxes paid	$3,760,570	$3,043,223	$2,066,497
Cash from issue of common stock placed in escrow account	$11,079,705	$1,350,000	$12

CHINA AGRITECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

China Agritech, Inc. (the "Company") was originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Throughout our existence we have changed our business model several times, and conducted no substantive business from 1986 until February 2005 as discussed below.

On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary of the same name for the purpose of changing our corporate domicile from Nevada to Delaware.

We have experienced several corporate name changes as follows: Argyle Corporation in January 1960, Basic Empire in November 1963, Basic Empire Corp in December 1976 and China Agritech, Inc. in May 2005.

On December 25, 2004, the Company, China Tailong Holdings Company Limited ("Tailong"), and the stockholders of Tailong (the "Tailong stockholders") entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such Reorganization became effective on February 3, 2005. The Reorganization Agreement provided for the acquisition by the Company from the Tailong stockholders of all of the issued and outstanding Tailong shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Company, whereby the Tailong stockholders obtained control of the Company. In this connection, Tailong became a wholly-owned subsidiary of the Company.

As a result of the acquisition of Tailong, the Company became a fertilizer manufacturer and conducts operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, Tailong and Tailong's 90% owned subsidiary, Pacific Dragon Fertilizers Co. Ltd. ("Pacific Dragon").

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. On October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operation. Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Associations provide for a term of 15 years with registered capital of $500,000. Pacific Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in 11 provinces of China. Pacific Dragon conducts ongoing research and development to enhance concentration of the organic liquid compound fertilizer and lower the manufacturing cost. The principal researchers in Pacific Dragon are Liu Shuhua and Liu Kangde. Our major products include "LvLingBao II", LvLingBao III" and "Tailong I".

Prior to the acquisition of Tailong, the Company was a non-operating public shell corporation. Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public shell corporation with nominal net assets is considered a capital transaction in substance, rather than a business combination. Accordingly, for accounting purposes, the transaction has been treated as a reverse acquisition and a recapitalization, and pro-forma information is not presented. Transaction costs incurred in the reverse acquisition have been charged to expense.

On April 21, 2005, the Company filed a Form Definitive 14C - Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 giving notice that the Company received written consents in lieu of a meeting from the holders of a majority of the Company's issued and outstanding common stock of a proposal to amend and restate the Company's Certificate of Incorporation (the "Restatement") to effect, among other things, a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. The Form Definitive 14C became effective on May 12, 2005 when the Company filed its amended and restated Certificate of Incorporation with the Secretary of the State of Delaware. The effect of this action is reflected in the Company's financial statements as of the first day of the first period presented.

On June 29, 2006, the Company established a wholly owned subsidiary, Anhui Agritech Agriculture Development Limited (“Anhui Agritech”). Anhui Agritech engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

On November 1, 2006, the Company and the stockholders of CAI Investment, Inc (the “CAI stockholders”) entered into an equity transfer agreement. The CAI stockholders shall transfer 100% equity interest in CAI Investment, Inc. (“CAI”) to the Company in exchange for USD1,000.

Prior to the equity transfer, CAI established a wholly owned subsidiary, Agritech Fertilizer Limited (“Agritech Fertilizer”). Agritech Fertilizer engages in the business of manufacturing and marketing in series of organic liquid compound fertilizers.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Tailong, Anhui Agritech, Agritech Fertilizer and its 90% owned subsidiary, Pacific Dragon (collectively referred to hereinafter as the “Company"). All significant inter-company accounts and transactions have been eliminated in consolidation.

b.   Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

c.   Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

d.   Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2006 and 2005, the Company had accounts receivable of $12,239,073 and $8,525,185, net of allowance of $170,236 and $164,739, respectively.

e.   Advances to suppliers

The Company advances to certain vendors for purchase of its material. As of December 31, 2006 and 2005, the advances to suppliers amounted to $8,038,974 and $ 2,076,252, respectively.

f.   Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or net realizable value. The management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

g.   Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 15 years for machinery; 3 to 5 years for leasehold improvement, 5 to 10 years for office equipment; and 3 to 5 years for motor vehicles.

h.   Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2006 and 2005.

i.   Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

j.   Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2006, 2005 and 2004 were $686,384, $428,040, and $246,840, respectively.

k.   Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

l.   Foreign currency translation

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

In particular, Renminbi ("RMB"), the PRC's official currency, is the functional currency of Pacific Dragon. Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.28: US$1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

The rates used to translate subsidiaries' assets and liabilities at December 31, 2006 and its statement of income are RMB1:US$0.128138 and RMB1:US$0.125434, respectively. No representation is made that RMB amounts have been, or could be, converted into US$ at these rates.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

m.   Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

n.   Earning per share (EPS)

Earnings per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Earnings per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Basic and diluted earning per share were $0.29, $0.26, and $0.28 for the years ended December 31, 2006, 2005 and 2004.

o.   Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing of fertilizers in China.

p.   Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

q.   Recent accounting pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In March 2006 FASB issued SFAS 156 'Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

3. Permits an entity to choose 'Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities.

4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statement.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

1.	A brief description of the provisions of this Statement
2.	The date that adoption is required
3.	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

r.   Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

3.   QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter Ended	M ar. 31	Jun. 30	Sep. 30	Dec. 31	Total
Fiscal year 2004
Revenue	$2,161,774	$5,519,830	$5,326,047	$2,842,393	$15,850,044
Gross profit	1,065,489	2,085,390	2,992,939	1,552,763	7,696,581
Net income	555,633	964,538	1,734,151	499,051	3,753,373
Basic earnings per share	0.05	0.08	0.14	0.04	0.28
Diluted earnings per share	0.05	0.08	0.14	0.04	0.28

Fiscal year 2005
Revenue	$4,985,120	$10,184,925	$5,760,407	$4,404,864	$25,335,316
Gross profit	2,617,518	4,642,910	2,563,319	2,662,611	12,486,358
Net income	221,770	1,848,990	525,475	1,079,644	3,675,879
Basic earnings per share	0.02	0.13	0.04	0.08	0.26
Diluted earnings per share	0.02	0.13	0.04	0.08	0.26

Fiscal year 2006
Revenue	$5,685,397	$10,235,393	$7,601,819	$6,002,968	$29,525,577
Gross profit	2,820,082	5,382,941	4,011,947	3,149,249	15,364,219
Net income	1,014,328	2,087,802	1,108,226	1,138,982	5,349,338
Basic earnings per share	0.05	0.11	0.06	0.06	0.29
Diluted earnings per share	0.05	0.11	0.06	0.06	0.29

4.	RESTRICTED CASH

Proceeds amounting $1,350,000 from the issuance of shares during the year 2005 were deposited in an escrow account. The purchase price was to be released from escrow. In accordance with the terms of the stock purchase agreement, $600,000 of the proceeds was kept in a trust account for certain corporate communication program. At December 31, 2006 and 2005, the Company had $100,028 and $275,000 in this account for the corporate communication program.

5.	INVENTORIES

Inventories consist of the following as of December 31, 2006 and 2005:

	2006	2005
Raw materials	$483,100	$18,980
Packing materials	46,133	18,968
Finished goods	791,380	34,879
Work-in-progress	1,631	-
	$1,322,244	$72,827

6.	PREPAYMENTS AND OTHER RECEIVABLE

As of December 31, 2006 and 2005, Company had prepayments and other receivable was amounted to $382,463 and $376,064, respectively and include mainly prepaid rent and advanced travel expenses to employees.

7.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of December 31, 2006 and 2005:

	2006	2005

Manufacturing machinery	$2,388,716	$1,171,266
Leasehold improvements	57,706	1,471
Office equipment	228,172	84,155
Motor vehicles	342,570	142,095
	3,017,164	1,398,987
Less: Accumulated depreciation	(503,041)	(333,841)
	$2,514,123	$1,065,146

Depreciation expenses for the years ended December 31, 2006, 2005 and 2004 were $155,292, $102,901 and $103,679, respectively.

8.	AMOUNT DUE TO RELATED PARTIES

The amount due to related parties were the advances to the Company’s officers and shareholders, and was unsecured, non-interest bearing and due on demand. As of December 31, 2006 and 2005, due to related parties amounted to $954 and $56,702, respectively.

9.	ACCOUNTS PAYABLE

Accounts payable consist of the following as of December 31, 2006 and 2005:

	2006	2005

Accounts payable are mainly payable to vendors	$108,886	$115,024

10.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables of the following as of December 31, 2006 and 2005:

As of December 31, 2006, accrued expenses include $577,571 accrued commission payables, $90,000 accrued professional expenses, and $17,678 other accrued expenses. Other payables include $148,395 vendor deposits and $37,851 payables to other parties.

As of December 31, 2005, accrued expenses include $310,683 accrued commission payables, $60,000 accrued professional expenses, and $219,757 other accrued expenses. Other payables include $25,923 vendor deposits and payable to other parties.

11.	TAX PAYABLES

Tax payables consist of the following as of December 31, 2006 and 2005:

	2006	2005
Income tax payable	$880,716	$544,215
VAT tax payable	144,641	18,140
Individual income tax payable	1,002	-
Others	2,526	-
	$1,028,885	$562,355

12.	OTHER INCOME (EXPENSES)

Other income (expenses) consists of the following as of December 31, 2006, 2005 and 2004:

	2006	2005	2004

Interest income	$115,162	$-	$933
Listing fees	(2,852)	-	-
Exchange gain (loss)	(13,693)	-	-
Financial cost	(3,590)	(160)	(115)
	$95,027	$(160)	$818

13.	INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is subject to PRC Enterprise Income Tax at a rate of 33% on the net income. The income tax expenses for the years ended December 31, 2006, 2005 and 2004 are $4,248,144, $3,173,533 and $1,982,252 respectively.

	2006	2005	2004

Tax at statutory rate	34%	34%	34%
Foreign tax rate difference	-1%	-1%	-1%

	33%	33%	33%

Net operating loss carry forward for the US and Hong Kong tax jurisdictions amounted to $1,460,000, $2,004,000 and $0, for the years ended December 31, 2006, 2005, and 2004, respectively. A 100% valuation allowance has been recorded for the deferred tax asset of $746,400 due to uncertainty of its realization. There were no other significant book and tax basis difference.

14.	MAJOR CUSTOMERS AND VENDORS

There were no major customers which accounting over 10% of the total net revenue for the year ended December 31, 2006 and 2005. Ten major customers accounted for 34% and 49% of the net revenue for the years ended December 31, 2006 and 2005, respectively. The Company had $2,982,820 and $2,736,378 accounts receivable to theses customers as of December 31, 2006 and 2005, respectively.

Three vendors provided 76% of the Company’s purchase of raw materials for the year ended December 31, 2006 with each vendor individually accounting for about 34%, 27% & 15%. Three vendors provided 79% of the Company’s purchase of raw material for the year ended December 31, 2005 with each individually accounting for about 65%, 18% and 8%. The Company had $74,785 and $53,922 accounts payable to these vendors as of December 31, 2006 and 2005, respectively.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

15.	RELATED PARTY TRANSACTIONS

On January 6, 2005, Pacific Dragon entered into a License Agreement with Mr. Chang Yu, director of the Company. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009.

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with Harbin Yinlong Enterprise Co. Ltd. ("Yinlong"), the joint venture partners holding 10% equity interest in Pacific Dragon to lease two factory plants and one office building with a total floor area of 7,018 sq. meters for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB1,200,000 (equivalent to $144,578). The tenancy agreement was revised by increasing the annual rent to RMB3,600,000 (equivalent to $442,800) effective from July 1, 2005. During the years ended December 31, 2006 and 2005, the Company paid RMB 3,600,000 (equivalent to $451,562) and RMB2,400,000 (equivalent to $295,200) to Yinlong respectively.

16.	MINORITY INTEREST

The amounts of $2,160,575 and $1,237,910, as of December 31, 2006 and 2005, represent the minority shareholder, Harbin Yinlong Enterprise Co., Ltd., a related party of the Company, interest in Pacific Dragon, a 90% subsidiary.

17.	CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Pacific Dragon's operations are all carried out in the PRC. Accordingly, Pacific Dragon's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

Pacific Dragon's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Pacific Dragon's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

18.	STOCKHOLDERS’ EQUITY

Pursuant to the Reorganization Agreement (as defined in Note 1 "Organization and Description of Business" above), the Company issued 10,606,158 shares of newly issued restricted common stock in exchange for all of the issued and outstanding common stock of Tailong.

On February 3, 2005, and following the combination with Tailong, the Company completed the sale of 590,283 shares of its restricted common stock ("Private Placement Shares") for $1.6941 per share for a total of $1,000,000 to accredited investors pursuant to the stock purchase agreement dated February 3, 2005.

On May 12, 2005, the Company made a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. As a result, the common stock amount has been increased proportionately based on the forward stock split ratio and the additional paid-in capital has been reduced by the same amount.

On June 13, 2005, the Company entered into a stock purchase agreement for the sale of 235,516 shares of the Company's common stock for $1.4861 per share for a total of $350,000. Out of the amount of $350,000 received, $275,000 was held in escrow at December 31, 2005 for the purpose of disbursing expenses as set forth in the escrow agreement. The funds shall be released subject to the fulfillment of the conditions set out in the escrow agreement entered into by the Company pursuant to the stock purchase agreements.

On January 13, 2006, the Company entered into a stock purchase agreement for the sale of 4,800,000 shares of the Company's common stock for $2.50 per share for a total of $12,000,000. The proceeds have been received in March, 2006. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital.

19.	STOCK OPTIONS

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment ("SFAS No. 123R"), under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, the Company recognized $3,597 in share-based compensation expense for the year ended December 31, 2006 and $0 for the year ended December 31, 2005 as there was no stock options issued in year 2005. The impact of this share-based compensation expense on the Company's basic and diluted earnings per share was $0.00 per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

On May 10, 2006, the Company granted an unrelated party 125,000 stock options vesting over 5 years proportionately.  The option exercise price is $3.50. The fair value of the shares at the time of granting of the options was $3.00. Following is a summary of the stock option activity:

	Options outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2005	0	$0.00	$0.00
Granted		$3.50	$0.00

	125,000
Forfeited	-	-	-
Exercised	-	-	-
Outstanding, December 31, 2006	125,000	$3.50	$0.00

Following is a summary of the status of options outstanding at December 31, 2006:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$3.50	125,000	4.25	$3.50	125,000	$3.50

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	6.0%
Expected life of the options	5.00 years
Expected volatility	80%
Expected dividend yield	0

20.	STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i)   Making up cumulative prior years' losses, if any;

ii)  Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income to surplus. The amount included in the statutory reserves as of December 31, 2006 and 2005 amounted to $1,860,610 and $1,169,455, respectively.

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount included in the statutory reserves as of December 31, 2006 and 2005 amounted to $930,306 and $561,612, respectively.

21.	COMMITMENTS AND LEASES

The Company incurred rent expenses $621,106 and $461,580 for the years ended December 31, 2006 and 2005. The rent expenses for the next five years after December 31, 2006 are as follows:

Year 2007	$635,515
Year 2008	557,918
Year 2009	546,892
Year 2010	546,892
Year 2011	524,941
Year 2012 and thereafter	992,434
$3,804,592

22. ALLOWANCE FOR DOUBTFUL ACCOUNTS
ALLOWANCE FOR DOUBTFUL ACCOUNTS
The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence.

Year Ended June 30	Balance at beginning of period	Charged to costs and expenses	Write-offs and other	Balance at end of period

2004	$48,193	$-	$-	$48,193
2005	$48,193	$116,546	$-	$164,739
2006	$164,739	$5,497	$-	$170,236

FINANCIAL STATEMENT SCHEDULES

SCHEDULE I

CHINA AGRITECH INC.
BALANCE SHEET - US HOLDING COMPANY ONLY
AS OF DECEMBER 31, 2006 AND 2005
	2006	2005
ASSETS
Cash and cash equivalent	$2,047,788	$7,322
Restricted cash	100,028	275,000

Investment in subsidiary	1,500,000	125,775
Intercompany receivable	7,661,775	-

TOTAL ASSETS	$11,309,591	$408,097

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Other payables	$330,773	$331,845

Accrued expenses	91,760	90,960

Total current liabilities	422,533	422,805

STOCKHOLDERS' EQUITY:
Common stock, $0.001 per share; authorized 100,000,000 shares;
19,143,615 and 14,343,615 issued and outstanding	19,144	14,344
Additional paid-in capital	12,414,159	1,335,656
Foreign currency translation	(3,878)	(4,427)
Accumulated deficit	(1,542,367)	(1,360,281)
Total stockholders' equity	10,887,058	(14,708)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,309,591	$408,097

CHINA AGRITECH INC.
STATEMENTS OF OPERATIONS - US HOLDING COMPANY ONLY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
Operating expenses
General and administrative expenses	$(269,258)	$(119,404)	$(60,597)
Non-operating income (expense):

Listing fee	-	(1,241,022)	5,000
Interest income	87,311	145	-
Interest expense	(139)	-	-
Total non-operating income (expense)	87,172	(1,240,877)	5,000

Net loss	$(182,086)	$(1,360,281)	$(55,597)

CHINA AGRITECH INC
STATEMENTS OF CASH FLOWS - US HOLDING COMPANY ONLY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(182,086)	$(1,360,281)	$(55,597)
Adjustments to reconcile net loss to net cash
Warrants/stock option issued to a shareholder	3,597	-	2,232
Gain on settlement of debt	-	-	(5,000)
Increase in current Liabilities	979	90,661	12,705

Net cash used in operating activities	(177,510)	(1,269,620)	(45,660)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in marketable securities	(1,500,000)	-	-
Decrease of cash in acquisition	-	(198,340)	-
Decrease in amount due to a shareholder	-	-	(11,000)
Net cash used in investing activities	(1,500,000)	(198,340)	(11,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from China Tailong	(7,536,000)	(125,362)	-
Due to related party	-	330,755	-
Proceeds from issuance of common stock	11,079,705	1,350,000	200,000
Cash received from promissory notes	-	-	30,000
Restricted cash	174,972	(275,000)	-
Cash received from exercise of warrants	-	-	25,000

Net cash provided by financing activities	3,718,677	1,280,393	255,000

Effect of exchange rate change on cash and cash equivalents	(701)	(3,452)	-
NET INCREASE IN CASH & CASH EQUIVALENTS	2,040,466	(191,020)	198,340

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	7,322	198,340	-

CASH & CASH EQUIVALENTS, ENDING BALANCE	$2,047,788	$7,322	$198,340

2004 includes the financial statements for the US holding company prior to merger.

CHINA AGRITECH, INC.

10,473,588 shares of common stock

PROSPECTUS

August 17, 2007

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of various expenses, all of which we will pay in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

Amount to be paid
SEC Registration Fee	$829.47
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$75,000
Total	$85,829.47

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On May 25, 2004, we issued 714,285 shares of our common stock to Halter Financial Group, Inc. at the price of $0.28 per share for gross proceeds of $200,000. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On February 3, 2005, we issued 10,606,158 shares of our common stock to Stockholders of Tailong. No underwriter participated in the transaction. The shares were offered and sold in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) and Regulation S thereunder.

On February 3, 2005, we sold 590,283 shares of our common stock at a price of $1.6941 per share to two accredited investors, Chinamerica Fund, LLP and Gary Evans, for a total of $1,000,000 pursuant to a stock purchase agreement. The stock purchase agreement was negotiated and reflected an "arms length" between the parties and contained many representations and warranties by us for the benefit of the investors, our obligations to register the stock issued in the transaction within pre-defined time periods and our stock repurchase and stock issuance obligations. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On June 13, 2005, we sold 235,516 shares of our common stock at a price of $1.4861 per share to two accredited investors, Chinamerica Fund, LLP and Stephen Taylor Jr., for a total of $350,000. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On January 13, 2006, we sold 4,800,000 shares of our common stock at a price of $2.50 per share to twenty-two accredited investors for a total of $12,000,000. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On July 5, 2007, we sold 5,556,000 shares of our common stock at a price of $2.78 per share to twenty accredited investors for approximately $15,000,000. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. Based on representations and covenants made by the persons who purchased our stock, we confirmed to our satisfaction that (a) the stockholders in those transactions acquired our securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholders in those transactions were legally obligated not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholders in those transactions had knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in our stock, (d) the stockholders in those transactions had sufficient access to all of our documents, records, and books pertaining to the investment and the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire such information without unreasonable effort and expense, and (e) the stockholders in those transactions had no need for the liquidity in its investment in us and could afford the complete loss of his, her or its investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber's residence or offices at an address outside of the United States and (d) each subscriber or the subscriber's advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following Exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated July 1, 2004 by and between Basic Empire Corporation, a Nevada Corporation and Basic Empire Corporation, a Delaware corporation (incorporated by reference to Exhibit 10.2 in the registrant's annual report on Form 10-KSB filed on April 15, 2005)

2.2
Agreement and Plan of Reorganization, dated as of December 25, 2004, as amended, by and among the Registrant, China Tailong Holdings Company Limited and its stockholders (incorporated by reference to Exhibit 2.1 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

3.1.1
Amended and Restated Certificates of Incorporation as filed with the Secretary of the State of Delaware (incorporated by reference to Exhibit 3.1 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

3.1.2	Articles of Association of China Tailong Holdings Company Limited (incorporated by reference to Exhibit 4.2 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

3.1.3	Articles of Association of Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 4.3 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

4
Form of Registration Right Agreement, dated July 5, 2007, by and among the registrant, Securities Transfer Corporation and the Investors. (incorporated by reference to Exhibit 4.1 in the registrant's current report on Form 8-K filed on July 6, 2007)

4.1	Common Stock Purchase Warrant, dated July 5, 2007, issued to Roth Capital Partner, LLC.

5	Opinion of Thelen Reid & Priest LLP as to the legality of the shares. *

10.1	Form of Subscription Agreement, dated May 25, 2004 (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on May 27, 2004)

10.2	Form of Warrant, dated May 26, 2004 (incorporated by reference to Exhibit 4.2 in the registrant's registration statement on Form S-8 filed on October 25, 2004)

10.3
Joint Venture Contract of Sino-foreign Contractual Joint Venture Pacific Dragon, dated June 9, 2004 (incorporated by reference to Exhibit 10.8 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.4
Transfer of Capital Contribution and Profit Agreement, dated June 8, 2004, by and among China Tailong Holdings Limited, Yinlong Industrial Co. Ltd., Beijing Taiming Applied Technology Institute and Cathay-Pacific Enterprises Ltd. (incorporated by reference to Exhibit 4.1 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

10.5
Escrow Agreement, dated January 25, 2005, by and among the registrant, Chinamerica Fund, LLP, Gary Evans, and the Securities Transfer Corporation (incorporated by reference to Exhibit 10.2 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.6
Escrow Agreement, dated January 10, 2006, by and among the registrant, Securities Transfer Corporation and the investors (incorporated by reference to Exhibit 10.2 in the registrant's current report on Form 8-K filed on January 10, 2006)

10.7
Escrow Agreement, dated January 11, 2006, by and among the registrant, Securities Transfer Corporation and the investors (incorporated by reference to Exhibit 10.3 in the registrant's current report on Form 8-K filed on January 10, 2006)

10.8	Form of Escrow Agreement. (incorporated by reference to Exhibit 10.2 in the registrant's current report on Form 8-K filed on July 6, 2007)

10.9	Form of Escrow Agreement, (incorporated by reference to Exhibit 10.3 in the registrant's current report on Form 8-K filed on July 6, 2007)

10.10
Stock Purchase Agreement, dated February 3, 2005, by and among the Registrant, Chinamerica Fund, LLP and Gary Evans (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

10.11
Stock Purchase Agreement, dated June 13, 2005, by and among the registrant, Chinamerica Fund, LLP and Steven S. Taylor, Jr. (incorporated by reference to Exhibit 10.9 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.12
Stock Purchase Agreement, dated Jan 13, 2006, by and among the registrant and the investors (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on January 10, 2006)

10.13
Stock Purchase Agreement, dated March 2, 2006, by and among the registrant, China Tailong Group Limited and Mr. Yu Chang.  (incorporated by reference to Exhibit 10.11 in the registrant's registration statement on Form SB-2 filed on April 28, as amended.)

10.14	Form of Securities Purchase Agreement, dated June 29, 2007. (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on July 6, 2007)

10.15
Lease Agreement, dated December 30, 2003, by and between Pacific Dragon Fertilizers Co. Ltd. and Yinlong Industrial Co. Ltd. (incorporated by reference to Exhibit 10.6 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.16
Amendment to the Lease Agreement, dated June 28, 2005, by and between Pacific Dragon Fertilizers Co. Ltd. and Yinlong Industrial Co. Ltd. (incorporated by reference to Exhibit10.12 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.17
Lease Agreement, dated May 31, 2004, by and between China Tailong Holdings Company Limited and Upgrade International Trading Co. Ltd. (incorporated by reference to Exhibit 10.13 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.18
Lease Agreement, dated May 15, 2005, by and between China Tailong Holdings Company Limited and Beijing Guangxin Long'An Real Estate Brokerage Co., Ltd. (incorporated by reference to Exhibit 10.14 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.19
License Agreement, dated January 6, 2005, by and between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 10.4 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.20
Permanent License Agreement, dated December 3, 2005, by and between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 10.16 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.21	Permanent License Agreement, dated May 8, 2007, by and between Yu Chang and Pacific Dragon Fertilizers Co., Ltd.

10.22
Employment Agreement between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 10.5 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.23	Employment Agreement, dated May 8, 2007, by and between Kelviz Lim Kok Siak and Pacific Dragon Fertilizers Co. Ltd.

10.24
Financial Advisory Agreement, dated November 17, 2004, by and between China Tailong Holdings Company Limited and HFG International Limited (incorporated by reference to Exhibit 10.1 in the registrant's quarterly report on Form 10-QSB filed on June 13, 2005)

10.25	Supplier contracts dated March 1, 2005, by and between Pacific Dragon Fertilizers Co., Ltd. and Inner-Mongolia Humic Acid Factory

10.26	Supplier contracts dated December 16, 2005, by and between Pacific Dragon Fertilizers Co., Ltd. and Shenzhen Hongchou Technology Company.

10.27	Supplier contracts dated January 15, 2007, by and between Pacific Dragon Fertilizers Co., Ltd. and Beijing Zhongxin Chemical Technology Development Co.

14	Code of ethics (incorporated by reference to Exhibit 14 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

23.1	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in exhibit 5.*

23.2	Consent of Kabani & Company, Inc.

24	Power of Attorney (included on the signature page of this registration statement).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(c)	Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. II-4

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, on August 17, 2007.

CHINA AGRITECH, INC.

By:	/s/ Yu Chang
CEO, President and Secretary

By:	/s/ Lijun Peng
CFO and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Yu Chang and Lijun Peng, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:	/s/ Yu Chang
President, Chief Executive Officer, Secretary and a Director August 17, 2007

By:	/s/ Lijun Peng
CFO and Controller August 17, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated July 1, 2004 by and between Basic Empire Corporation, a Nevada Corporation and Basic Empire Corporation, a Delaware corporation (incorporated by reference to Exhibit 10.2 in the registrant's annual report on Form 10-KSB filed on April 15, 2005)

2.2
Agreement and Plan of Reorganization, dated as of December 25, 2004, as amended, by and among the Registrant, China Tailong Holdings Company Limited and its stockholders (incorporated by reference to Exhibit 2.1 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

3.1.1
Amended and Restated Certificates of Incorporation as filed with the Secretary of the State of Delaware (incorporated by reference to Exhibit 3.1 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

3.1.2	Articles of Association of China Tailong Holdings Company Limited (incorporated by reference to Exhibit 4.2 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

3.1.3	Articles of Association of Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 4.3 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

4
Form of Registration Right Agreement, dated July 5, 2007, by and among the registrant, Securities Transfer Corporation and the Investors. (incorporated by reference to Exhibit 4.1 in the registrant's current report on Form 8-K filed on July 6, 2007)

4.1	Common Stock Purchase Warrant, dated July 5, 2007, issued to Roth Capital Partner, LLC.

5	Opinion of Thelen Reid & Priest LLP as to the legality of the shares. *

10.1	Form of Subscription Agreement, dated May 25, 2004 (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on May 27, 2004)

10.2	Form of Warrant, dated May 26, 2004 (incorporated by reference to Exhibit 4.2 in the registrant's registration statement on Form S-8 filed on October 25, 2004)

10.3
Joint Venture Contract of Sino-foreign Contractual Joint Venture Pacific Dragon, dated June 9, 2004 (incorporated by reference to Exhibit 10.8 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.4
Transfer of Capital Contribution and Profit Agreement, dated June 8, 2004, by and among China Tailong Holdings Limited, Yinlong Industrial Co. Ltd., Beijing Taiming Applied Technology Institute and Cathay-Pacific Enterprises Ltd. (incorporated by reference to Exhibit 4.1 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

10.5
Escrow Agreement, dated January 25, 2005, by and among the registrant, Chinamerica Fund, LLP, Gary Evans, and the Securities Transfer Corporation (incorporated by reference to Exhibit 10.2 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.6
Escrow Agreement, dated January 10, 2006, by and among the registrant, Securities Transfer Corporation and the investors (incorporated by reference to Exhibit 10.2 in the registrant's current report on Form 8-K filed on January 10, 2006)

10.7
Escrow Agreement, dated January 11, 2006, by and among the registrant, Securities Transfer Corporation and the investors (incorporated by reference to Exhibit 10.3 in the registrant's current report on Form 8-K filed on January 10, 2006)

10.8	Form of Escrow Agreement. (incorporated by reference to Exhibit 10.2 in the registrant's current report on Form 8-K filed on July 6, 2007)

10.9	Form of Escrow Agreement, (incorporated by reference to Exhibit 10.3 in the registrant's current report on Form 8-K filed on July 6, 2007)

10.10
Stock Purchase Agreement, dated February 3, 2005, by and among the Registrant, Chinamerica Fund, LLP and Gary Evans (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on February 3, 2005, as amended)

10.11
Stock Purchase Agreement, dated June 13, 2005, by and among the registrant, Chinamerica Fund, LLP and Steven S. Taylor, Jr. (incorporated by reference to Exhibit 10.9 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.12
Stock Purchase Agreement, dated Jan 13, 2006, by and among the registrant and the investors (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on January 10, 2006)

10.13
Stock Purchase Agreement, dated March 2, 2006, by and among the registrant, China Tailong Group Limited and Mr. Yu Chang (incorporated by reference to Exhibit 10.11 in the registrant's registration statement on Form SB-2 filed on April 28, as amended.)

10.14	Form of Securities Purchase Agreement, dated June 29, 2007. (incorporated by reference to Exhibit 10.1 in the registrant's current report on Form 8-K filed on July 6, 2007)

10.15
Lease Agreement, dated December 30, 2003, by and between Pacific Dragon Fertilizers Co. Ltd. and Yinlong Industrial Co. Ltd. (incorporated by reference to Exhibit 10.6 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.16
Amendment to the Lease Agreement, dated June 28, 2005, by and between Pacific Dragon Fertilizers Co. Ltd. and Yinlong Industrial Co. Ltd. (incorporated by reference to Exhibit10.12 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.17
Lease Agreement, dated May 31, 2004, by and between China Tailong Holdings Company Limited and Upgrade International Trading Co. Ltd. (incorporated by reference to Exhibit 10.13 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.18
Lease Agreement, dated May 15, 2005, by and between China Tailong Holdings Company Limited and Beijing Guangxin Long'An Real Estate Brokerage Co., Ltd. (incorporated by reference to Exhibit 10.14 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.19
License Agreement, dated January 6, 2005, by and between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 10.4 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.20
Permanent License Agreement, dated December 3, 2005, by and between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 10.16 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

10.21	Permanent License Agreement, dated July 5, 2007, by and between Yu Chang and Pacific Dragon Fertilizers Co., Ltd.

10.22
Employment Agreement between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (incorporated by reference to Exhibit 10.5 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

10.23	Employment Agreement, dated May 8, 2007, by and between Kelviz Lim Kok Siak and Pacific Dragon Fertilizers Co. Ltd.

10.24
Financial Advisory Agreement, dated November 17, 2004, by and between China Tailong Holdings Company Limited and HFG International Limited (incorporated by reference to Exhibit 10.1 in the registrant's quarterly report on Form 10-QSB filed on June 13, 2005)

10.25	Supplier contracts dated March 1, 2005, by and between Pacific Dragon Fertilizers Co., Ltd. and Inner-Mongolia Humic Acid Factory

10.26	Supplier contracts dated December 16, 2005, by and between Pacific Dragon Fertilizers Co., Ltd. and Shenzhen Hongchou Technology Company.

10.27	Supplier contracts dated January 15, 2007, by and between Pacific Dragon Fertilizers Co., Ltd. and Beijing Zhongxin Chemical Technology Development Co.

14	Code of ethics (incorporated by reference to Exhibit 14 in the registrant's annual report on Form 10-KSB filed on April 14, 2006)

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 in the registrant's registration statement on Form SB-2 filed on July 22, 2005, as amended)

23.1	Consent of Thelen Reid Brown Raysman & Steiner LLP, included in exhibit 5.*

23.2	Consent of Kabani & Company, Inc.

24	Power of Attorney (included on the signature page of this registration statement).